SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

COLUMBIA BANKING SYSTEM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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COLUMBIA BANKING SYSTEM, INC.

1301 “A” Street

Tacoma, Washington 98402

March 20, 2015

Dear Shareholder:

We are pleased to invite you to Columbia Banking System’s Annual Meeting of Shareholders. The meeting will be at 1:00 p.m. on Wednesday, April 22, 2015 at the William W. Philip Hall at the University of Washington Tacoma, 1918 Pacific Avenue, Tacoma, Washington 98402.

At the meeting, you and the other shareholders will be asked to consider and vote on proposals with respect to (i) the election of eleven nominees for director to serve on our Board of Directors; (ii) the approval of a proposed amendment to our Amended and Restated Articles of Incorporation increasing the number of common shares authorized for issuance from 63,032,681 to 115,000,000; (iii) the approval, on an advisory basis (non-binding), of the compensation of our named executive officers, and (iv) the approval, on an advisory basis (non-binding), of the appointment of our independent registered public accounting firm for the 2015 fiscal year.

You also will have the opportunity to hear our management discuss the developments in our business and our industry in the past year and to ask questions. You will find additional information concerning Columbia Banking System and its operations, including its audited financial statements, in the enclosed Annual Report for the year ended December 31, 2014.

We hope that you can join us on April 22nd. Whether or not you plan to attend, please take the time to vote by completing and mailing the enclosed proxy card or by voting via the Internet or telephone according to the instructions on the enclosed proxy card as soon as possible. Your opinion and your vote are important to us. Voting by proxy will not prevent you from voting in person if you attend the meeting, but it will ensure that your vote is counted if you are unable to attend.

William T. Weyerhaeuser	Melanie J. Dressel
Chairman	President and CEO

COLUMBIA BANKING SYSTEM, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 22, 2015

TIME	1:00 p.m. on Wednesday, April 22, 2015

PLACE	William W. Philip Hall at the University of Washington Tacoma, 1918 Pacific Avenue, Tacoma, Washington

ITEMS OF BUSINESS	The purposes of the meeting are as follows:

	(1)	To elect the eleven nominees for director named in the attached proxy statement to serve on the Board of Directors until the 2016 Annual Meeting of Shareholders or until their successors have been elected and have qualified.

	(2)	To consider and approve a proposed amendment to Columbia’s Amended and Restated Articles of Incorporation to increase the number of common shares authorized from 63,032,681 to 115,000,000.

	(3)	To approve, on an advisory basis (non-binding), the compensation of the Company’s named executive officers.

	(4)	To approve, on an advisory basis (non-binding), the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

	(5)	To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE	You are entitled to vote at the annual meeting and at any adjournments or postponements thereof if you were a shareholder at the close of business on Monday, March 9, 2015.

VOTING BY PROXY	Please submit your proxy card, or vote via the Internet or telephone according to the instructions on the enclosed proxy card, as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions in the proxy statement and on the enclosed proxy card.

By Order of the Board

Kumi Y. Baruffi
Corporate Secretary

Our proxy statement and the accompanying proxy card are being distributed on or about

March 20, 2015

i

ii

COLUMBIA BANKING SYSTEM, INC.

1301 “A” Street

Tacoma, Washington 98402-4200

(253) 305-1900

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the 2015 Shareholder Meeting:

A copy of this proxy statement and the annual report to shareholders for the year ended December 31, 2014 (the “2014 Annual Report”) is available at www.columbiabank.com.

The Columbia Board of Directors (the “Board”) is soliciting proxies for this year’s Annual Meeting of Shareholders (the “Annual Meeting”). This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

INFORMATION ABOUT THE ANNUAL MEETING

The meeting will be at 1:00 p.m. on Wednesday, April 22, 2015 at the William W. Philip Hall at the University of Washington Tacoma, 1918 Pacific Avenue, Tacoma, Washington 98402.

The Board set March 9, 2015 as the record date for the meeting (the “Record Date”). Shareholders who owned Columbia common stock at the close of business on that date are entitled to vote at the Annual Meeting, with each share entitled to one vote for each matter to be voted on at the meeting. There were 57,654,663 shares of Columbia common stock outstanding on the Record Date.

In this proxy statement, the terms the “Company,” “Columbia,” “we,” “us” or “our” refer to Columbia Banking System, Inc.

Voting materials, which include this proxy statement and a proxy card together with the 2014 Annual Report, are being mailed to shareholders on or about March 20, 2015.

COMPANY PHILOSOPHY

Our goal is to be the leading Pacific Northwest regional community bank, with a significant presence in selected markets, and to consistently increase earnings per share and shareholder value. Management believes that there continues to be opportunity for organic growth based upon branch footprint and the organization’s commitment to delivering exceptional customer service and quality products, and growth through selective acquisitions. Our business strategy is to provide our customers with the financial sophistication and breadth of products of a regional banking company while retaining the appeal and service level of a community bank. We continually evaluate our existing business processes while focusing on maintaining asset quality and balanced loan and deposit portfolios, building our strong core deposit base, expanding total revenue and controlling expenses in an effort to increase our return on average equity and gain operational efficiencies. We believe that, as a result of our strong commitment to highly personalized, relationship-oriented customer service, our varied products, our strategic branch locations and the long-standing community presence of our managers, banking officers and branch personnel, we are well positioned to attract and retain new customers and to increase our market share of loans, deposits, and other financial services in the communities we serve. We are committed to increasing market share in the communities we serve by continuing to leverage our existing branch network, strategically adding new branch locations and considering business combinations that are consistent with our expansion strategy. We believe that achievement of these goals will create long-term value for our shareholders, consistent with protecting the interests of depositors.

GENERAL INFORMATION

Why am I receiving this proxy statement and proxy card?

You are receiving this proxy statement and proxy card because you own shares of Columbia common stock. This proxy statement describes the proposals being considered at the Annual Meeting on which we would like you to vote.

When you sign a proxy card, you appoint William T. Weyerhaeuser and Melanie J. Dressel as your representatives at the Annual Meeting. Mr. Weyerhaeuser and Ms. Dressel will vote your shares at the Annual Meeting as you have instructed on such proxy card. This way, your shares will be voted even if you cannot attend the Annual Meeting.

What is being voted on at the Annual Meeting?

At the Annual Meeting you will be asked to vote on:

•	the election of eleven nominees to serve on the Board until the 2016 Annual Meeting of Shareholders or until their successors have been elected and have qualified;

•

the approval of the proposed amendment to Columbia’s Amended and Restated Articles of Incorporation increasing the number of common shares, no par value, authorized for issuance from 63,032,681 to 115,000,000;

•	the approval, on an advisory basis (non-binding), of the compensation of Columbia’s named executive officers; and

•

the approval, on an advisory basis (non-binding), of the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

Who is entitled to vote?

Only shareholders who owned Columbia common stock, either directly or beneficially, as of the close of business on the Record Date are entitled to receive notice of the Annual Meeting and to vote the shares that they held on that date at the Annual Meeting, or any postponement or adjournment of the Annual Meeting.

How do I vote?

In-Person Voting. You may vote your shares either in person at the Annual Meeting or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy card in the prepaid envelope provided. If your shares are registered in your own name and you attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders, that is, those shareholders whose shares are held in the name of and through a broker or nominee, who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Internet Voting. For shares registered in your name, you may go to http://www.proxyvote.com to transmit a proxy to vote your shares by means of the Internet. You will be required to provide our number and the control number, both of which are contained on the enclosed proxy card. You will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen, and you will be prompted to submit or revise them as desired. We must receive votes submitted via the Internet by 11:59 p.m. ET on April 21, 2015.

Telephone Voting. You may grant a proxy to vote your shares by telephone. The telephone voting procedures are designed to authenticate your identify, to allow you to grant a proxy to vote your shares, and to confirm that your instructions have been recorded properly. To vote by telephone, call 1-800-690-6903 by 11:59 p.m. ET on April 21, 2015. Please see the instructions on the enclosed proxy card.

For shares registered in the name of a broker or bank. Most beneficial owners, whose stock is held in “street name,” receive instructions for granting proxies from their banks, brokers or other agents, rather than a proxy card. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares.

A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions Inc. that offers the means to grant proxies to vote shares over the telephone and Internet. If your shares are held in an account with a broker or bank participating in the Broadridge program, you may grant a proxy to vote those shares by calling the telephone number or visiting the website shown on the instruction form received from your broker or bank.

Can I revoke my proxy and/or change my vote after I return my proxy card?

Yes. You may revoke your proxy and change your vote at any time before the proxy is exercised by filing with Columbia’s Secretary either a notice of revocation or another signed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

The Board recommends a vote FOR the election of the director nominees listed in this proxy statement, FOR the approval to amend Columbia’s Amended and Restated Articles of Incorporation to increase the authorized number of shares of common stock from 63,032,681 to 115,000,000, FOR the approval, on an advisory basis (non-binding), of the compensation of Columbia’s named executive officers, and FOR the approval, on an advisory basis (non-binding), of Deloitte as the independent registered public accounting firm for the fiscal year 2015.

If you sign and return a proxy card without specific instructions as to how to vote, Mr. Weyerhaeuser and Ms. Dressel, as the persons named as proxy holders on the proxy card, will vote as recommended by the Board of Directors. If any other matters are considered at the meeting, Mr. Weyerhaeuser and Ms. Dressel will vote as recommended by the Board. If the Board does not give a recommendation, Mr. Weyerhaeuser and Ms. Dressel will have discretion to vote as they think best.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are registered in your name and you do not return your signed proxy card or do not vote in person at the Annual Meeting, your shares will not be voted.

If your shares are held in “street name” and you do not submit voting instructions to your broker, your broker may vote your shares at this meeting on the advisory (non-binding) approval of the appointment of the independent registered public accounting firm only. If no instructions are given with respect to the election of directors, approval of the proposed amendment to our Amended and Restated Articles of Amendment or approval, on an advisory basis (non-binding), of the compensation of Columbia’s named executive officers, your broker cannot vote your shares on these proposals.

How many votes are needed to hold the Annual Meeting?

A majority of Columbia’s outstanding shares as of the Record Date (a quorum) must be present at the Annual Meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if a shareholder is present and votes in person at the meeting or has properly submitted a proxy card. As of the

Record Date for the Annual Meeting, 57,654,663 shares of Columbia common stock were outstanding and eligible to vote. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (i) the broker has not received voting instructions from the beneficial owner and (ii) the broker lacks discretionary voting power to vote such shares.

What vote is required to elect directors?

In an uncontested election, a nominee for election to a position on the Board will be elected as a director if the votes cast For the nominee exceed the votes cast Against the nominee (known as majority voting). The term of any director who does not receive a majority of votes cast in an election held under that standard terminates on the earliest to occur of: (i) 90 days after the date election results are certified; (ii) the date the director resigns; or (iii) the date the Board fills the position. Our Bylaws provide that an election is considered “contested,” and will be held under a plurality standard, if there are shareholder nominees for director pursuant to the advance notice provision in Section 1.17 of our Bylaws who are not withdrawn by the advance notice deadline set forth in that section. You may vote For, Against, or Abstain from voting for the listed nominees. The following will not be votes cast and will have no effect on the election of any director nominee: (i) a share whose ballot is marked as abstain; (ii) a share otherwise present at the meeting but for which there is an abstention; and (iii) a share otherwise present at the meeting as to which a shareholder gives no authority or direction. Shareholders may not cumulate their votes in the election of directors.

What vote is required to amend the Amended and Restated Articles of Incorporation?

The affirmative vote For by a majority of those shares entitled to vote is required to approve the proposed amendment to the Amended and Restated Articles of Incorporation. You may vote For, Against or Abstain from amending the Amended and Restated Articles of Incorporation. If you Abstain, or if your shares are held in street name and you do not instruct your broker how to vote your shares, your shares will not be voted, which will have the same effect as a vote Against.

What vote is required to approve the advisory (non-binding) resolution on the compensation of Columbia’s executive officers?

The affirmative vote For by a majority of those shares present in person or by proxy and voting on this matter is required on the advisory (non-binding) resolution on the compensation of Columbia’s named executive officers. You may vote For, Against or Abstain from approving the advisory (non-binding) resolution to approve named executive officer compensation. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

What vote is required to approve the advisory (non-binding) proposal on the appointment of the independent registered public accountants?

The proposal to approve, on an advisory basis (non-binding), the appointment of Deloitte as Columbia’s independent registered public accounting firm will be adopted if a majority of the votes present in person or by proxy and voting on this matter are cast For the proposal. You may vote For, Against or Abstain from approving the proposal. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Can I vote on other matters?

We have not received timely notice of any shareholder proposals to be considered at the Annual Meeting, and the Board does not know of any other matters to be brought before the Annual Meeting.

Who is soliciting my proxy and who is paying the cost of solicitation?

The Board is sending you this proxy statement in connection with its solicitation of proxies for use at the 2015 Annual Meeting. Certain directors, officers and employees of Columbia and its banking subsidiary, Columbia State Bank, or its trust company subsidiary, West Coast Trust, may solicit proxies by mail, telephone, facsimile, or in person.

We will pay for the costs of solicitation. We do not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar record holders for reasonable expenses in mailing proxy materials to beneficial owners of our common stock. However, management may, if it determines it necessary to obtain the requisite shareholder vote, retain the services of a proxy solicitation firm.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the Annual Meeting. We will publish final results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) within four business days after the Annual Meeting. After the Form 8-K is filed, you may obtain a copy by visiting our website at www.columbiabank.com, the SEC’s website at www.sec.gov, or by writing to: Columbia Banking System, Inc., Attention: Corporate Secretary, 1301 “A” Street, Tacoma, Washington, 98402-4200.

When are proposals and director nominations for the 2016 Annual Meeting due?

Proposals by shareholders to transact business at Columbia’s 2016 Annual Meeting must be delivered to Columbia’s Secretary no later than December 24, 2015 in order to be considered for inclusion in our proxy statement and proxy card and should contain such information as is required under our Bylaws. Such proposals will also need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in Columbia-sponsored proxy materials. In order for a shareholder proposal to be raised from the floor during next year’s annual meeting, or for a shareholder to nominate a person or persons for a director, written notice must be received by us no earlier than the 150th day and no later than the 120th day prior to the first anniversary of the 2015 Annual Meeting (meaning no earlier than November 24, 2015, and no later than December 24, 2015), and should contain such information as required under our Bylaws. However, if the date of the 2016 Annual Meeting is more than 30 days before or more than 60 days after the anniversary of the 2015 Annual Meeting, notice must be delivered no earlier than the 150th day and no later than the 120th day prior to the date of the 2016 Annual Meeting or, if the first public announcement of the 2016 Annual meeting date is less than 100 days before the meeting date, notice must be delivered no later than the 10th day following the date of the Company’s first public announcement of the 2016 Annual Meeting date.

To be in proper form, a shareholder’s notice must include the specified information concerning the proposal or director nominee as described in our Bylaws. The Company will not consider any proposal or nomination that is not timely or otherwise does not meet the Bylaw and SEC requirements for submitting a proposal or nomination.

Notice of intention to present proposals at the 2016 Annual Meeting, or to obtain a copy of the detailed procedures regarding notice requirements for proposals or director nominations, should be directed to Columbia’s Corporate Secretary, 1301 “A” Street, Tacoma, Washington 98402.

STOCK OWNERSHIP

Beneficial Owners of More Than Five Percent

As of December 31, 2014, the shareholders identified in the table below beneficially owned more than 5% of the outstanding shares of Columbia common stock. To the Company’s knowledge, based on the public filings which beneficial owners of more than 5% of the outstanding shares of Columbia common stock are required to make with the SEC, there are no other beneficial owners of more than 5% of the outstanding shares of Columbia common stock as of December 31, 2014, other than those set forth below.

Name and Address	Number of Shares (1)	Percentage

Blackrock, Inc. (2) 40 East 52nd Street New York, NY 10022	4,819,138	8.39%

The Vanguard Group, Inc. (3) 100 Vanguard Blvd. Malvern, PA 19355	3,517,827	6.12%

(1)	Pursuant to rules promulgated by the SEC, a person or entity is considered to beneficially own shares of common stock if the person or entity has or shares (i) voting power, meaning the power to vote or direct the voting of the shares, or (ii) investment power, meaning the power to dispose of or direct the disposition of the shares.
(2)	An amended Schedule 13G filed with the SEC on January 15, 2015 indicates that BlackRock, Inc. had sole voting power over 4,690,329 shares and sole dispositive power over 4,819,138 shares. Various persons had the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of the Company. No one person’s interest in the common stock was more than five percent of the total outstanding common stock of the Company.
(3)	An amended Schedule 13G filed with the SEC on February 11, 2015 indicates that The Vanguard Group had sole voting power over 75,401 shares, sole dispositive power over 3,446,686 shares and shared dispositive power over 71,141 shares.

Beneficial Ownership of Directors and Executive Officers

The following table shows, as of January 31, 2015, the amount of Columbia common stock directly owned (unless otherwise indicated) by (a) each director and director nominee; (b) the executive officers named in the Summary Compensation Table below; and (c) all of our directors and executive officers as a group. Except as otherwise noted, we believe that the beneficial owners of the shares listed below, based on information furnished by such owners, have or share with a spouse voting and investment power with respect to the shares. Beneficial ownership is determined under the rules of the SEC and includes shares that could be acquired within 60 days through the exercise of an option or other right.

Name	Position	Number (1)		Percentage

William T. Weyerhaeuser	Chairman of the Board	245,746	(2)	*
Melanie J. Dressel	Director, President and Chief Executive Officer	149,898	(3)	*
David A. Dietzler	Director	4,612
Craig D. Eerkes	Director	2,631		*
Ford Elsaesser	Director	33,573		*
Mark A. Finkelstein	Director	0		*
John P. Folsom	Director	40,638	(4)	*
Frederick M. Goldberg	Director	24,344	(5)	*
Thomas M. Hulbert	Director	40,015		*
Michelle M. Lantow	Director	7,500		*
David C. Lawson	Executive Vice President, Chief Human Resources Officer	6,788	(6)	*
Andrew L. McDonald	Executive Vice President, Chief Credit Officer	29,825		*
S. Mae Fujita Numata	Director	6,825	(7)	*
Daniel C. Regis	Director	20,500	(8)	*
Hadley J. Robbins	Executive Vice President, Chief Operating Officer	7,555		*
Elizabeth W. Seaton	Director	2,000		*
Clint E. Stein	Executive Vice President, Chief Financial Officer	14,582		*
James M. Will	Director	37,537	(9)	*

Directors and executive officers as a group (19 persons)		677,069		1.17%

*	Represents less than 1% of outstanding common stock.

(1)	There were no shares of Columbia common stock subject to options or other rights exercisable within 60 days.
(2)	223,249 shares are held indirectly by WBW Trust Number One, for which Mr. Weyerhaeuser is the trustee with sole voting and investment power.
(3)	Includes 51,134 shares held in Ms. Dressel’s Family LLC, 2,408 shares held by a corporation owned by Ms. Dressel and her spouse, and 9,136 shares held in Ms. Dressel’s 401(k).
(4)	Includes 10,600 shares held indirectly in Mr. Folsom’s IRA, 950 shares held in Mrs. Folsom’s IRA and 23,088 shares held in a joint account with his wife.
(5)	Includes 1,100 shares held by F.G. Family Foundation and 693 shares held in Mr. Goldberg’s IRA.
(6)	Includes 42 shares held in Mr. Lawson’s 401(k).
(7)	Includes 825 shares held jointly with spouse.
(8)	Includes 18,500 shares held by Regis Investments, LP, a family limited partnership, of which Mr. Regis and his wife are sole general partners.
(9)	Includes 750 shares held jointly with Mr. Will’s spouse and 1,400 shares held in Mrs. Will’s name.

INFORMATION ABOUT THE DIRECTORS AND NOMINEES

Size of the Board

Our Bylaws provide that the number of directors to be elected by the shareholders will be at least five and not more than 17. Under the Bylaws, the Board has authority to decide the exact number of directors to be elected within these limits. The Board has fixed the number of directors to be elected at the Annual Meeting at eleven and has nominated the persons listed on the following pages, each of whom has consented to serve as a director if elected, for election as directors to serve until the 2016 Annual Meeting or until their successors are elected.

Director Retirement Age

Our Bylaws provide that any person who has or will attain the age of 75 prior to a meeting of shareholders may not stand for election at such meeting. As a result, Mr. Goldberg and Mr. Regis, who have each served as directors since 2003, have not been nominated for election at the Annual Meeting. Mr. Will, who was eligible to be nominated and who has served as a director since 1993, decided not to stand for reelection as a director at the Annual Meeting and is retiring from the Board effective April 22, 2015.

Replacement Nominees

If a nominee refuses or is unable to stand for election, the Board may reduce the number of seats on the Board or designate a replacement nominee. If the Board designates a substitute, shares represented by proxy will be voted FOR the substitute nominee. The Board presently has no knowledge that any of the nominees will refuse or be unable to serve.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Information regarding each of the nominees is provided below, including each nominee’s name, age as of the Record Date, principal occupation and public company directorships during the past five years, and the year first elected or appointed a director of Columbia, its predecessor corporation or one of its former or current subsidiaries. All of the nominees are presently directors of Columbia and Columbia Bank. There are no family relationships among any of our directors or executive officers, nor are any of the corporations or organizations referenced in the biographical information below a parent, subsidiary or affiliate of Columbia.

David A. Dietzler	Director since 2013

Mr. Dietzler, 71, served as a director of West Coast Bancorp prior to the acquisition of West Coast Bancorp by Columbia. Mr. Dietzler was managing partner of KPMG LLP’s office in Portland, Oregon before retiring in 2005 after 37 years of service. He earned his MSBA from the University of North Dakota. Mr. Dietzler has extensive experience auditing public companies and working with audit committees, and gained significant expertise in SEC reporting, financial statement preparation, internal control and compliance requirements. Mr. Dietzler has been a director of Portland General Electric Company since 2006 serving as Chair of the Audit Committee and member of the nominating and corporate governance committee. Mr. Dietzler’s expertise in compliance matters as well his experience serving on multiple audit committees make him a valuable resource to the Board. Mr. Dietzler is considered one of the Board’s designated audit committee financial experts.

Melanie J. Dressel	Director since 1998

Ms. Dressel, 62, was named Chief Executive Officer of Columbia in February 2003, continues to serve as the Company’s President, and has been the President and Chief Executive Officer of Columbia Bank since January 2000. She has served in several capacities at Columbia, including President and Chief Operating Officer from 2000 to 2003; Executive Vice President of retail banking from 1997 to 2000; and upon joining Columbia in 1993, served as Senior Vice President and Private Banking Manager until 1997. Ms. Dressel has approximately 40 years of banking experience and prior to joining Columbia, directed the private banking division of Puget Sound National Bank, and between 1974 and 1988, held various positions with Bank of California.

She is a graduate of the University of Washington with a degree in Political Science. She is a member on the Boards of Puget Sound Energy (Chair), Executive Council for a Greater Tacoma (past Chair), Washington Bankers Association (past Chair), Washington Roundtable, and the Washington State Historical Society. She also serves on the American Bankers Council, the ABA Grassroots Committee, the Bellarmine Benefactors’ Trust, and is a member of the Federal Reserve Bank of San Francisco’s Community Depository Institutions Advisory Council (CDIAC).

In the past, she served as a Board member of The American Bankers Association. She further served as Chair of the Boards of Mary Bridge Children’s Foundation, Bellarmine Preparatory School and Tacoma/Pierce County Chamber of Commerce. Other past volunteer activities include serving on the board and executive committees for various organizations, including the Tacoma Art Museum and United Way of Pierce County.

Melanie Dressel was honored as 2011 Community Banker of the Year by American Banker Magazine, and was also named in 2014 for the sixth time by the magazine as one of The 25 Most Powerful Women in Banking. Ms. Dressel was awarded CEO of the Year by Seattle Business Magazine’s inaugural Executive Excellence Awards in January 2013.

As Chief Executive Officer and a director, Ms. Dressel serves as the primary liaison between the Board and management and as the executive with overall responsibility for executing the Company’s strategic plan.

Craig D. Eerkes	Director since 2014

Mr. Eerkes, 62, has served as the President and Chief Executive Officer of Sun Pacific Energy, Inc., a Tri-Cities based retail and wholesale petroleum company with locations throughout Washington since 1981. He has an extensive background with financial institutions and broad experience in highly regulated industries, including fifteen years as a director of WMI Insurance Company, a health and life insurance company based in Salt Lake City, Utah. He was the chairman and a director of AmericanWest Bancorp from 2004 to 2012, as well as a director or First Hawaiian Bank from 1996 to 1999. He was founder, director and chairman of American National Bank, N.A., Kennewick, Washington, from 1981 to 1996. Mr. Eerkes is a graduate of the University of Puget Sound. He was named “Tri-Citian of the Year” for 2014 and is actively involved in the Boy Scouts, Boys & Girls Clubs, United Way and several other community organizations. His expertise in community banking and risk management brings strong operational depth to the Board.

Ford Elsaesser	Director since 2014

Mr. Elsaesser, 63, was a member of the Intermountain board of directors from 1997 until its acquisition by Columbia, serving as its Chairman from May 2013. An attorney with extensive experience with financial service companies, Mr. Elsaesser is a senior partner at Elsaesser Jarzabek Anderson Elliott & Macdonald, a Sandpoint, Idaho-based law firm founded in 1979. His practice focuses on commercial law and banking, civil litigation, bankruptcy and trusteeships and receiverships. He has served as Adjunct Professor at St. John’s University School of Law since 2003, and on the Advisory Board of the University’s Bankruptcy Program since 1999. He has also served as an Adjunct Professor at the University of Idaho Law School since 2005. A graduate of Goddard College and the University of Idaho Law School, Mr. Elsaesser is active in his community and has served as Chairman of the Lake Pend Oreille Commission since 2003. His knowledge of and contacts within the local Idaho market, as well as his legal experience, make him a valuable resource to the Board.

Mark A. Finkelstein	Director since 2014

Mr. Finkelstein, 56, has served since September 2014 as the Chief Legal and Administrative Officer at Blucora, Inc., where he oversees the company’s legal, compliance and human resources departments and advises on legal and corporate strategy matters. From December 2011 through July 2014, he served as Executive Vice President—Corporate Development and General Counsel of Emeritus Corporation, an NYSE-listed healthcare company with over 30,000 employees, and as the Corporate Secretary of Emeritus from May 2012 through July 2014. Prior to joining Emeritus, Mr. Finkelstein served as a strategy advisor for private investment management firms in the United States and Europe and as the chief executive officer and a member of the board of directors of Novellus Capital Management, a specialized asset management firm. From 1986 to 2006, he practiced law with the Seattle law firm of Graham & Dunn, P.C., where he specialized in mergers and acquisitions, complex financing strategies and other corporate transactions involving financial service companies. Mr. Finkelstein received his B.A. with High Honors in Economics from The University of Michigan and his J.D. from The University of

Michigan Law School. He is a member of the Audit and Corporate Responsibility Committee of the Board of Trustees for Seattle Children’s Hospital. Mr. Finkelstein’s legal, strategic management and financial expertise make him a valuable resource to the Board.

John P. Folsom	Director since 1997

Mr. Folsom, 71, served as President of Brown & Brown, Inc. of Washington, formerly Raleigh, Schwarz & Powell (insurance brokers and consulting), Tacoma, Washington, from 1990 through December 31, 2006. Mr. Folsom received his professional designation in underwriting and risk management and currently serves as an independent consultant on insurance and risk management matters. Mr. Folsom earned his B.S. degree from the University of Washington and his J.D. from the University of California. He was also a past member of the California and American Bar Association. Mr. Folsom is a resident of Pierce County, and has served as Chair of many community organizations, including the Executive Council for a Greater Tacoma and MultiCare Health System. He also currently serves as a director of the Tacoma Pierce County Sports Commission and University of Washington—Tacoma Urban Studies Advisory Board and The Children’s Museum. Mr. Folsom’s knowledge of, and business and personal contacts in the local market, together with his expertise in risk management matters and legal background, make him a valuable resource to the Board.

Thomas M. Hulbert	Director since 1999

Mr. Hulbert, 68, has been President and Chief Executive Officer of Hulco, Inc., Olympia, Washington, a family-held real estate holding and investment company focusing on the acquisition, management and sale of properties within Washington state since 1979. He was also President and Chief Executive Officer of Winsor Corporation, a Seattle-based research and development company specializing in lighting technologies from 1996 to 2013. Mr. Hulbert’s business experience also includes serving as President and Chief Executive Officer of a manufacturing company and supervising the operations of a timber contracting and logging company in Montana and Washington. He has served on numerous boards of local private companies, and his leadership experience and knowledge of real estate investment provides a valuable resource to the Board.

Michelle M. Lantow	Director since 2012

Ms. Lantow, 53, was appointed the Chief Administrative Officer at New Season’s Market, LLC in July 2012 where she is responsible for all financial reporting, accounting, cash management, information technology and strategic planning. From 2010, she served as the Chief Financial Officer of McCormick & Schmick’s, a locally owned restaurant company established in 1970 and owning over 80 restaurants until the company was sold in 2012. As the Chief Financial Officer, Ms. Lantow was responsible for all financial reporting associated with a public company, in addition to human resources and information technology functions. Prior to that time, Ms. Lantow worked at lucy activewear, Inc., an apparel company that designs and sells fashion-forward performance apparel for athletic women, serving as the President from 2007 to 2009 and the Chief Financial Officer from 2000 to 2007. During the period 1995 to 2000, Ms. Lantow served as the Corporate Controller and Vice President of Investor Relations with The Gap, Inc., a diversified international specialty retailer. Ms. Lantow holds a BA in Business Economics from the University of California. She is the chairperson of Portland State University’s MBA program. Ms. Lantow’s depth of public company, strategic management and leadership experience make her a valuable resource for the Board.

S. Mae Fujita Numata	Director since 2012

Ms. Numata, 58, has been an Engagement Partner with Tatum, a national CFO consulting firm and a division of Randstad Company, since late 2013. She was formerly with Tatum from 2008 to 2010. She is also the founder of Numata Consulting PLLC from which she has served as the Chief Operating Officer and Chief Financial Officer for MMGL Corp. (f/k/a Schnitzer Investment Corp.), a privately held investment firm since 2010. From 2006 to 2008, Ms. Numata served as the Senior Vice President/Chief Financial Officer and Corporate Secretary of Fisher Communications, Inc., a broadcasting company. From 1997 to 2006, Ms. Numata served as Vice President and Chief Financial Officer of The Seattle Times Company, and between 1993 -1997 was a Senior Vice President of Corporate Development of KeyBank of Washington. Ms. Numata is a member of the American Institute of Certified Public Accountants, Women Corporate Directors and National Association of Corporate Directors. Among other activities, she is the co-president of the board for the Executive Development Institute and a board member, 2nd vice president and investment committee chair for the Girl Scouts of Western Washington. Ms. Numata’s extensive accounting and banking background provide the Board and Audit Committee with valuable expertise and she is one of the Board’s designated audit committee financial experts.

Elizabeth W. Seaton	Director since 2014

Ms. Seaton, 54, is the Senior Vice President of Operations of SaltChuk Resources, Inc., a family of diversified transportation, energy and real estate companies in Seattle. Prior to joining SaltChuk in September of 2014, Ms. Seaton served as Vice President of Strategic Planning and Corporate Development for Weyerhaeuser Company from 2008 to 2014. Her career with Weyerhaeuser spanned over twenty years, and she brings with her broad experience in business leadership, change management, mergers and acquisitions and enterprise risk management. Ms. Seaton is a graduate of Princeton University and holds a J.D./M.B.A. from the University of Chicago. She has more than ten years of experience as a board member and advisor to a wide range of organizations, including Liaison Technologies, and she contributes to her community through a variety of not-for-profit organizations focused on homelessness and healthcare. Her strategic management expertise provides a valuable resource to the Board.

William T. Weyerhaeuser	Director since 1998

Mr. Weyerhaeuser, 71, is the Chairman of the Board of Columbia. He is also a Director of eHarmony, an online dating website for singles. He is the former Chairman of Comerco, Inc., a holding company for Yelm Telephone Company, and Rock Island Company, a private investment company. He is a former Director and Vice Chairman of the Board of Potlatch Corporation, a forest products company, and a former Director of Clearwater Paper Corporation, a forest products company. Mr. Weyerhaeuser received his undergraduate degree from Stanford University and his Ph.D. in Clinical Psychology from Fuller Graduate School of Psychology, Fuller Theological Seminary. He had a private practice in Tacoma from 1975-1998. He is a Trustee and past Chairman of the Board of the University of Puget Sound, a Director of LeMay-America’s Car Museum, Trustee and former President of the Seattle Opera Board of Trustees and past President of the Pacific Harbors Council, Boy Scouts of America. Among other past volunteer activities, Mr. Weyerhaeuser has served as President of the Board of the Tacoma Art Museum and as a Director of The Greater Tacoma Community Foundation. Mr. Weyerhaeuser’s diverse background and public company experience provides a valuable perspective to the Board.

The Board unanimously recommends a vote “FOR” each of the nominees for director.

CORPORATE GOVERNANCE

Guidelines

The Board is committed to sound business practices, transparency in financial reporting and high standards of corporate governance. We operate within a comprehensive plan of corporate governance with the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance and our corporate governance policies, practices and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices.

Board and Company Leadership Structure

The Board is committed to maintaining an independent board, and an overwhelming majority has been comprised of outside directors for many years. It has further been the practice of Columbia to separate the duties of Chairman and Chief Executive Officer. In keeping with good corporate governance practices, the Board believes that the separation of the duties of Chairman and Chief Executive Officer eliminates any inherent conflict of interest that may arise when the roles are combined, and that an independent director can best provide the leadership and objectivity required as Chairman.

Director Qualifications

The Board believes each of the Company’s directors should bring a rich mix of qualities and skills to the Board. All of our directors bring to the Board a wealth of leadership experience derived from their service in a variety of professional and executive positions and extensive board experience.

The Corporate Governance and Nominating Committee is responsible for the oversight and nomination process for director nominees. The Corporate Governance and Nominating Committee has not historically adopted formal “director qualification standards” for recommended nominees. However, the Corporate Governance and Nominating Committee annually reviews the experience, qualifications, attributes and skills of each director and nominee as part of its evaluation of whether these are the right individuals to serve on Columbia’s Board to help Columbia successfully meet its strategic plans. Because directors are elected for one-year terms, the Corporate Governance and Nominating Committee has an annual opportunity to assess these factors and, if appropriate, determine not to re-nominate any director. A more detailed discussion regarding the considerations given by the Corporate Governance and Nominating Committee when considering director nominees is set forth below in the section entitled “Board Structure and Compensation—Corporate Governance and Nominating Committee.”

The biographical information set forth above summarizes the experience, qualifications, attributes and skills that Columbia believes qualifies each director to serve on the Board. The Corporate Governance and Nominating Committee and the Board believe each respective director’s professional and business acumen and board experience, and the total mix of all directors’ experience and skills, are beneficial to the Company and the Board.

Code of Ethics and Corporate Governance Documents

We have adopted a Code of Ethics for senior financial officers which applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and any persons performing similar functions.

You can access our Code of Ethics, Audit Committee, Corporate Governance and Nominating Committee and Personnel and Compensation Committee charters, Corporate Governance Policy, Code of Conduct and our Bylaws in the “Corporate Governance” section of our website at www.columbiabank.com, or by writing to: Columbia Banking System, Inc., Attention: Corporate Secretary, 1301 “A” Street, Tacoma, Washington, 98402-4200.

Director Independence

With the assistance of legal counsel to Columbia, the Corporate Governance and Nominating Committee has reviewed the applicable legal standards for Board and committee member independence, and the criteria applied to determine “audit committee financial expert” status. The Corporate Governance and Nominating Committee has also reviewed the answers to annual questionnaires completed by each of the directors, which included questions regarding any potential director-affiliated transactions.

The Board then analyzed the independence of each director and nominee and determined that the following members of the Board meet the standards regarding “independence” required by applicable law, regulation and NASDAQ listing standards, and that each such director is free of relationships that would interfere with the exercise of independent judgment. In determining the independence of each director, the Board considered many factors, including any loans to the directors, each of which (i) were made in the ordinary course of business; (ii) were substantially made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank; and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. Such arrangements are discussed in detail in the section entitled “Certain Relationships and Related Transactions.”

Based on these standards, the Board has determined that each of the following current non-employee directors and director nominees is independent:

Craig D. Eerkes	Michelle M. Lantow
Ford Elsaesser	S. Mae Fujita Numata
Mark A. Finkelstein	Daniel C. Regis
David A. Dietzler	Elizabeth W. Seaton
John P. Folsom	William T. Weyerhaeuser
Frederick M. Goldberg	James M. Will
Thomas M. Hulbert

Based on the standards described above, the Board determined that Melanie J. Dressel, who serves as the President and Chief Executive Officer of the Company, is not independent because she is an executive officer of the Company.

Compensation Committee Interlocks and Insider Participation

During 2014, the Personnel and Compensation Committee consisted of Mr. Hulbert (Chair), Mr. Eerkes, Ms. Lantow, Ms. Numata and Mr. Goldberg. During 2014, none of our executive officers served on the compensation committee (or equivalent body) or board of directors of another entity whose executive officer served on the Personnel and Compensation Committee.

Shareholder Communications with the Board

Shareholders and other interested parties may communicate with the Board by writing to the Chairman of the Board c/o Columbia’s Corporate Secretary, Columbia Banking System, Inc., 1301 “A” Street, Tacoma, Washington, 98402-4200. These communications will be reviewed by our Corporate Secretary and if they are relevant to, and consistent with, our operations and policies, they will be forwarded to the Chairman of the Board.

BOARD STRUCTURE AND COMPENSATION

2014 Board Meetings

The Board met 12 times during 2014. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served. Columbia directors are expected to attend the annual shareholder meeting. Last year, all of our directors who were then serving on the Board attended the annual shareholder meeting. During 2014, the independent directors held 10 meetings without management present.

Board Committees

The Board has established, among others, an Audit Committee, a Personnel and Compensation Committee, a Corporate Governance and Nominating Committee, and an Enterprise Risk Management Committee.

The following table shows the membership of these committees during 2014.

Committee Membership

Name	Audit	Compensation	Nominating	E.R.M.
David A. Dietzler	☑	☐	☐	☐
Craig D. Eerkes (1)	☐	☑	☐	☑
Ford Elsaesser (2)	☑	☐	☐	☐
Mark A. Finkelstein (1)	☐	☐	☐	☑
John P. Folsom	☑ *	☐	☑	☑
Frederick M. Goldberg	☐	☑	☐	☑
Thomas M. Hulbert	☑	☑ *	☑	☐
Michelle M. Lantow	☐	☑	☐	☐
S. Mae Fujita Numata	☑	☑	☐	☐
Daniel C. Regis	☑	☐	☐	☑ *
Elizabeth W. Seaton (3)	☐	☐	☐	☑
William T. Weyerhaeuser	☐	☐	☑ *	☐
James M. Will	☐	☐	☐	☑
Total Meetings in 2014	9	6	5	5

*	Committee Chair

(1)	Messrs. Eerkes and Finkelstein were each appointed to the Board effective September 2, 2014 and therefore did not serve on their respective committees for the full year.
(2)	Mr. Elsaesser was appointed to the Board effective November 1, 2014 and therefore did not serve on the Audit Committee for the full year.
(3)	Ms. Seaton was appointed to the Board effective May 30, 2014 and therefore did not serve on the E.R.M. Committee for the full year.

Audit Committee. The Audit Committee is comprised of six directors, each of whom is considered “independent” as defined by the NASDAQ listing standards and applicable SEC rules. The Audit Committee operates under a formal written charter, a copy of which is posted on our website. The Board has determined that each of Messrs. Dietzler and Regis and Ms. Numata are “Audit Committee Financial Experts” as defined by SEC rules. Mr. Regis will not serve on the Audit Committee after the Annual Meeting due to his retirement from the Board.

The Audit Committee is responsible for the oversight of the quality and integrity of Columbia’s financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors and other significant financial matters. In discharging its duties, the Audit Committee is expected to, among other things:

•	have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent auditors;

•	review and approve the engagement of the independent auditors to perform audit and non-audit services and related fees;

•	meet independently with the internal auditing department, independent auditors and senior management;

•	review the integrity of the financial reporting process;

•	review the financial reports and disclosures submitted to appropriate regulatory authorities;

•	maintain procedures for the receipt, retention and treatment of complaints regarding financial matters; and

•	review and approve related party transactions.

Personnel and Compensation Committee. The Personnel and Compensation Committee is comprised of five directors, each of whom is considered independent as defined by the NASDAQ listing standards and applicable SEC and IRS rules.Mr. Goldberg is a member of the Committee but will not continue his service after the Annual Meeting due to his retirement from the Board. The Personnel and Compensation Committee is charged with the responsibility of reviewing the performance of our Chief Executive Officer and other key employees and determines, approves and reports to the Board on the elements of their compensation and long-term equity based incentives. The Committee may periodically retain an independent consultant to assist the Committee in its deliberations regarding executive compensation for the Chief Executive Officer and other key executives. The Committee is directly responsible and has full authority for the appointment, compensation and oversight of compensation consultants, legal counsel and any other advisors retained by the Committee. The Committee solicits and receives input and recommendations from the Chief Executive Officer with respect to the compensation of the other executive officers. In addition, the Executive Vice President and Human Resources Director assists the Committee in its work.

In 2013, the Committee commissioned Pearl Meyer and Partners (“Pearl Meyer”), an independent outside compensation consultant, to conduct a study of the Company’s executive compensation compared to a peer group comprised of other publicly traded financial services companies. The Committee has since used this report as a reference in making compensation decisions. The Pearl Meyer report provided information on executive base salaries and short-term and long-term incentives based on competitive data from published proxy filings of an updated peer group of 17 bank holding companies. Further information relating to the Pearl Meyer report is discussed in the “Compensation Discussion and Analysis.”

In addition, the Personnel and Compensation Committee:

•	reviews all employee benefit plans; and

•	makes determinations in connection with compensation matters as may be necessary or advisable.

The Committee operates under a written charter, a copy of which is posted on our website. The Committee meets as needed, and may delegate to one or more of its members the responsibility of meeting with consultants and management to obtain information for presentation and consideration by the entire committee.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is comprised of three directors, each of whom is considered “independent” as defined by the NASDAQ listing standards, and is responsible for recommending a slate of directors to the full Board for election at the annual meeting, recommending directors to fill vacancies as they occur and monitoring Columbia’s corporate governance principles and practices and making appropriate recommendations for enhancements or other changes to the full Board.

The Corporate Governance and Nominating Committee will consider nominees recommended by shareholders provided that the recommendations are made in accordance with the procedures described in this proxy statement under the section “Information About the Meeting—How do I nominate someone to be a director?” The Committee evaluates all candidates, including shareholder-proposed candidates, using generally the same methods and criteria. The Corporate Governance and Nominating Committee operates under a formal written charter, a copy of which is posted on our website.

In deciding whether to recommend incumbent directors for re-nomination, the Committee evaluates Columbia’s evolving needs, and assesses the effectiveness and contributions of its existing directors. The Committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. The Committee has not adopted, nor does it anticipate adopting, specific minimum qualifications for Committee-recommended nominees, nor has the Committee adopted a formal policy relating to Board diversity, although the Committee and the Board value and seek to include members with a diversity of backgrounds, professional experience and skills relevant to the Company. The Committee instead evaluates each nominee on a case-by-case basis, including assessment of each nominee’s business experience, involvement in the communities served by Columbia, and special skills. The Corporate Governance and Nominating Committee also evaluates whether the nominee’s skills are complementary to existing Board members’ skills, and the Board’s need for operational, management, financial, technological or other expertise.

The Committee has the authority and responsibility to monitor and review the appropriateness of the Company’s principles and practices of corporate governance, including its Corporate Governance Policy, in light of emerging standards and best practices and the needs of the Company and its shareholders, and make such recommendations to the full Board as the Committee considers appropriate. The Committee also has the authority and responsibility to review the level and form of director compensation, taking into account such factors as the compensation paid to directors of comparable companies, and recommends any changes to the full Board for consideration. The process and procedures used in determining Board compensation for 2014 are discussed in the section below.

Enterprise Risk Management Committee. The Enterprise Risk Management Committee (“ERM Committee”) was formed in 2009 and is comprised of seven directors, each of whom is considered independent under NASDAQ rules. Messrs. Goldberg, Regis and Will are members of the Committee but will not continue their service after the Annual Meeting due to their retirement from the Board. The ERM Committee works closely with the Audit Committee and is responsible for the oversight of Columbia’s policies, procedures, and practices related to business, market, and operational risks as they impact the strategic, operational, reporting, and compliance objectives of its strategic plan. The Committee is responsible for reporting risk issues and events to the Board and providing the Board with necessary oversight and advice to set risk tolerances.

Risk Oversight

The Board has ultimate authority and responsibility for overseeing risk management at Columbia. Some aspects of risk oversight are fulfilled at the full Board level. For example, the Board regularly receives reports from management on credit risk, liquidity risk and operational risk. The Board delegates other aspects of its risk oversight function to its committees. The Audit Committee oversees financial, accounting and internal control risk management; the head of the Company’s internal audit function reports directly to the Audit Committee. The executive officers regularly report directly to the entire Board and to appropriate Board committees with respect to the risks they are responsible for managing.

The ERM Committee is responsible for the oversight of Columbia’s policies, procedures, and practices related to business, market, and operational risks as they impact the strategic, operational, reporting, and compliance objectives of its strategic plan.

The Personnel and Compensation Committee oversees the management of risks that may be posed by the Company’s compensation practices and programs. As part of this process, the Personnel and Compensation Committee is responsible for reviewing the compensation policies and practices for all employees, not just executive management. In its review of these policies and practices, the Personnel and Compensation Committee has determined that the current policies and practices do not create or encourage risks that are reasonably likely to have a material adverse effect on the Company.

Director Compensation

The Corporate Governance and Nominating Committee has authority over director compensation subject to the Board’s authority to approve changes. Directors receive compensation in the form of cash and, as applicable, equity awards in the form of restricted stock or, in the past, stock options. We do not pay directors who are also employees of Columbia or Columbia Bank additional compensation for their service as directors.

The following table shows compensation paid or accrued for the last fiscal year to our non-employee directors. The footnotes to the table describe the details of each form of compensation paid to directors.

2014 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change In Pension Value and Nonqualified Deferred Compensation Earnings (3)	Total ($)
David A. Dietzler	$55,250	$52,940	—	$108,190
Craig D. Eerkes*	15,667	0	—	15,667
Ford Elsaesser	6,833	0	—	6,833
Mark A. Finkelstein	16,667	0	—	16,667
John P. Folsom	81,250	52,940	—	134,190
Frederick M. Goldberg	67,625	52,940	167	120,732
Thomas M. Hulbert	75,250	52,940	—	128,190
Michelle M. Lantow	54,250	52,940	—	107,190
S. Mae Fujita Numata	60,250	52,940	—	113,190
Daniel C. Regis	65,625	52,940	—	118,565
Elizabeth W. Seaton	28,167	52,940	—	81,107
William T. Weyerhaeuser	97,750	52,940	—	150,690
James M. Will	57,625	52,940	—	110,565

(1)	Amount shown for Mr. Dietzler represents (i) retainer in the amount of $35,000; and (ii) aggregate per meeting board and committee attendance fees of $10,250 and $10,000, respectively.

Amount shown for Mr. Eerkes represents (i) retainer in the amount of $11,667; and (ii) aggregate per meeting board and committee attendance fees of $3,000 and $1,000, respectively, since his appointment to the board on September 2, 2014.

Amount shown for Mr. Elsaesser represents (i) retainer in the amount of $5,833; and (ii) aggregate per meeting board attendance fees of $1,000 since his appointment to the board on November 1, 2014. Mr. Elsaesser did not attend any committee meetings in 2014.

Amount shown for Mr. Finkelstein represents (i) retainer in the amount of $11,667; and (ii) aggregate per meeting board and committee attendance fees of $3,000 and $2,000, respectively, since his appointment to the board on September 2, 2014.

Amount shown for Mr. Folsom represents (i) retainer in the amount of $35,000; (ii) $15,000 received as chairman of the Audit Committee; and (iii) aggregate per meeting board and committee attendance fees of $10,250 and $21,000, respectively.

Amount shown for Mr. Goldberg represents (i) retainer in the amount of $35,000; (ii) $7,875 received as chairman of M&A Committee; and (iii) aggregate per meeting board and committee attendance fees of $10,250 and $14,500, respectively.

Amount shown for Mr. Hulbert represents (i) retainer in the amount of $35,000; (ii) $12,000 received as chairman of Compensation Committee; and (iii) aggregate per meeting board and committee attendance fees of $10,250 and $18,000, respectively.

Amount shown for Ms. Lantow represents (i) retainer in the amount of $35,000; and (ii) aggregate per meeting board and committee attendance fees of $10,250 and $9,000, respectively.

Amount shown for Ms. Numata represents (i) retainer in the amount of $35,000; and (ii) aggregate per meeting board and committee attendance fees of $10,250 and $15,000, respectively.

Amount shown for Mr. Regis represents (i) retainer in the amount of $35,000; (ii) $7,875 received as chairman of E.R.M. Committee; and (iii) aggregate per meeting board and committee attendance fees of $10,250 and $12,500, respectively.

Amount shown for Ms. Seaton represents (i) retainer in the amount of $20,417; and (ii) aggregate per meeting board and committee attendance fees of $5,750 and $2,000, respectively, since her appointment to the board on May 30, 2014

Amount shown for Mr. Weyerhaeuser represents (i) retainer in the amount of $35,000; (ii) $35,000 received as Chairman of the Board; and (iii) aggregate per meeting board and committee attendance fees of $10,250 and $17,500, respectively.

Amount shown for Mr. Will represents (i) retainer in the amount of $35,000; (ii) $7,875 received as Chairman of Trust Committee; and (iii) aggregate per meeting board and committee attendance fees of $9,250 and $5,500, respectively.

(2)	Represents a restricted stock award of 2,000 shares granted to each director on June 25, 2014 at the grant date fair value. The fair value of these awards was determined in accordance with the Compensation—Stock Compensation topic of the FASB ASC 718. Assumptions used to calculate these amounts are set forth in the notes to the Company’s audited financial statements for the fiscal year ended 2014, included in the Company’s accompanying Annual Report.
(3)	Represents above-market earnings on Mr. Goldberg’s deferred compensation account, the material terms of which are described below under “Executive Compensation—Deferred Compensation Plan.”

Cash Compensation. Non-employee directors are paid an annual retainer as compensation plus a per-meeting attendance fee for service as a director. Members of the Audit, Personnel and Compensation and Corporate Governance and Nominating Committees, respectively, receive an additional per meeting attendance fee for committee meetings. The Chairman of the Board and Chairmen of the Audit, the Personnel and Compensation, ERM and certain other committees receive an additional retainer in light of the increased demands associated with those positions. Non-employee directors may elect to defer the receipt of meeting and/or director fees in accordance with the terms of the Company’s Deferred Compensation Plan.

Equity Compensation. Non-employee directors may from time to time be granted restricted stock awards pursuant to our Current Equity Plan, the material terms of which are discussed under the section “Executive Compensation—Equity Compensation.” Restricted stock awards generally vest over a pre-determined period.

Long Term Care Program. In 2001, we implemented a long-term care program for directors serving at that time, which provides benefits in the event those individuals become chronically ill. The coverage is for a period of three years up to a lifetime, depending on the age of the director, and the amount of the benefit is based on the director’s years of service with Columbia after the inception of the long-term care program. We paid a one-time premium for the long-term care policies. Expenses are allocated to the directors participating in the program on an annual basis. All directors covered by this plan are fully vested. The long-term care program was available to all directors when the plan was implemented, including executive officers that were also directors. We have purchased Bank Owned Life Insurance policies to fund this program. The Board has no plans to extend the program to any officers or directors who were not directors in 2001.

Deferred Compensation Plan. We maintain a deferred compensation plan known as the 401 Plus Plan (the “Deferred Compensation Plan”) for certain directors, a select group of senior management and key employees, as designated by resolution of the Board. The Deferred Compensation Plan generally provides for the deferral of certain taxable income earned by participants in the Deferred Compensation Plan. Non-employee directors may elect to have any portion, up to 100%, of his or her director’s fees deferred.

Stock Ownership Guidelines. The Board has approved stock ownership guidelines that require directors to achieve a stock ownership position of at least 7,000 shares within five years of joining the Board. As of year-end 2014, all directors other than Mr. Finkelstein owned shares of Columbia’s stock. At year-end 2014, Ms. Numata and Ms. Lantow, both of whom joined the Board in early 2012, Mr. Dietzler, who joined the Board in April 2013, Ms. Seaton, who joined the Board in May 2014, and Messrs. Eerkes and Finkelstein, both of whom joined the Board in September 2014, have not yet met the ownership guidelines but are expected to within the five year deadline specified in the guidelines. All other directors have exceeded the ownership guidelines.

Report of the Personnel and Compensation Committee on Executive Compensation

The Personnel and Compensation Committee of the Board makes the following report which, notwithstanding anything to the contrary set forth in any of Columbia’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Personnel and Compensation Committee of the Board (the “Committee”) met and discussed with management the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K, and based on that review and discussion, the Committee recommended to the Board that the CD&A be included as part of this proxy statement and the 2014 Annual 10-K Report.

Members of the Personnel and Compensation Committee

Thomas M. Hulbert, Chairman

Craig D. Eerkes

Frederick M. Goldberg

Michelle M. Lantow

S. Mae Fujita Numata

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

With our entry into Idaho, 2014 represented significant progress toward our goal of being the leading Pacific Northwest regional community bank. The Personnel and Compensation Committee (as referred to in this Compensation Discussion & Analysis, the “Committee”) made compensation decisions for our executive team in the context of this advancement and other core performance results.

2014 Financial Results

•

Consolidated net income for 2014 was $81.6 million, representing a 36% increase compared to the prior year. The increase in net income was due in part to a 14% increase in revenue and lower pre-tax merger related expenses.

•

Noninterest expense before acquisition, OREO and FDIC clawback liability expenses(1) increased to $230.6 million in 2014, a 9% increase from 2013, as a result of our strategic acquisitions. On this same basis, our noninterest expense to average assets ratio,(1) a measure of operating efficiency, improved to 3.09% in 2014, compared to 3.24% in 2013. Reported noninterest expense to average assets improved to 3.20% in 2014, compared to 3.52% in 2013.

•	Loan growth of over 20%, or approximately $928 million, during 2014.
•	Credit quality continued to improve, with total nonperforming assets to period-end assets declining to 0.62% compared to 1.02% at December 31, 2013.

•	Noninterest income before the change in FDIC loss-sharing asset and investment securities gains and losses increased 11%, or $7.9 million, compared to 2013.
•

Our ongoing commitment to our customers and the communities we serve resulted in a low cost deposit base and a core deposit ratio of 96%. Our low cost core deposits are an important factor in the stability of our net interest margin. Core deposit growth for 2014 was $923.6 million, or approximately 16%, with the Intermountain acquisition accounting for approximately $690 million of the growth.

2014 Shareholder Return

•

Continued increase in shareholder value. Our shareholders realized a 4.2% total return on their investment during 2014, in line with relevant banking indexes. The KBW Regional Banking and NASDAQ Bank Indexes had total returns of 2% and 5%, respectively, during 2014. Our three-year total return to shareholders is 59%.

•

Significant increases in dividends. We raised our regular cash dividend from $0.41 to $0.54 per share during 2014, an increase of 32%. In addition, we paid out $0.40 per share in special dividends during 2014. Our regular dividend payout ratio was 36% for the year. Including the special dividends, our payout ratio was 62% for the year, resulting in a dividend yield of 3.4%.

(1)	Noninterest expense before acquisition, OREO and FDIC clawback liability expenses and its ratio to average assets are non-GAAP financial measures. Please refer to Appendix B for additional information and reconciliations to the most directly comparable GAAP financial measure.

2014 Milestones

•

Strategic Acquisition. Columbia’s strategic acquisition of Intermountain Community Bancorp closed in just three months, provided entry into the State of Idaho and extended our branch presence throughout the Pacific Northwest.

•	Record Loan Production. Columbia achieved loan production of $1.04 billion for the year.

•

Market Share. As of June 30, 2014, the FDIC reported that Columbia Bank ranks eighth in deposit market share out of 135 institutions in the Pacific Northwest. We rank eighth in Washington out of 92 institutions, seventh in Oregon out of 55 institutions, and tenth in Idaho (listed under Panhandle State Bank) out of 34 institutions. We hold the number one market ranking in Pierce and Cowlitz counties, Bainbridge Island and Enumclaw Plateau in Washington; Hood River, Wasco and Lincoln counties in Oregon; and Bonner and Washington counties in Idaho.

•

Workplace Accolades. Our continued commitment to our employees contributed to Columbia Bank being named as one of “Washington’s Best Workplaces” 2014 by the Puget Sound Business Journal for the eighth consecutive year.

•

Industry Accolades. Forbes “America’s Best Banks 2014” list ranked Columbia 17th, up from 31st place in 2013. For the fourth year in a row, Forbes also named Columbia as the best bank headquartered in Washington State based on safety and soundness measures. The rankings were based on asset quality, capital adequacy, net interest margin and profitability of the nation’s 100 largest publicly traded banks and thrifts.

•	Management Accolades. Melanie Dressel, President and CEO, was named for the sixth time as one of the “25 Most Powerful Women in Banking” 2014 by American Banker Magazine.

2014 Compensation Highlights

•

Introduction of Performance-Based Equity Awards. To strengthen the alignment between pay and long-term performance, we introduced performance-based restricted stock awards in 2014. These awards are earned based on achieving relative total shareholder return (“TSR”) compared to a peer group of banks and our return on average assets (“ROAA”) over an approximate three-year performance period.

•

2014 Compensation Decisions. The Board approved merit-based adjustments to base salary of 4.5% for our Named Executives effective March 2014, approved individual one-time market-driven adjustments to base salary for each Named Executive, paid short-term cash bonuses consistent with our financial results and granted long-term incentive awards with an emphasis on long-term performance. Even with these adjustments, total direct compensation for our Named Executives remains below market levels when compared to our peers.

The table below shows the 2014 total target direct compensation for our Named Executives. The Committee focuses on target direct compensation as shown below in making annual compensation decisions.

	2014 Target Direct Compensation*
Named Executive	Annual Base Salary	Target Short-Term Bonus	Target Long-Term Incentive	Total
Melanie J. Dressel, President and Chief Executive Officer	$700,000	$350,000	$212,000	$1,262,000

Clint E. Stein, Executive Vice President, Chief Financial Officer	$320,000	$128,000	$105,000	$553,000

David C. Lawson, Executive Vice President, Chief Human Resources Officer	$235,000	$94,000	$105,000	$434,000

Andrew L. McDonald, Executive Vice President, Chief Credit Officer	$288,000	$115,000	$105,000	$508,000

Hadley S. Robbins, Executive Vice President, Chief Operating Officer	$344,000	$138,000	$105,000	$587,000

*	The amounts reported differ from the amounts determined under SEC rules as reported for 2014 in the Summary Compensation Table set forth on page 33. The above table is not a substitute for the Summary Compensation Table set forth on page 33.

Compensation Philosophy

In keeping with our long-term goal to consistently increase earnings per share and shareholder value, the Committee is guided by the following key principles in determining the compensation of our Named Executives:

•

Accountability for Business Performance. The executives’ compensation in salary, as well as short-term bonus and long-term incentive compensation opportunities, should be tied in part to overall Company financial performance.

•	Accountability for Individual Performance. To encourage and reflect individual contributions to the Company’s performance, compensation should be tied in part to the individual’s performance.

•

Alignment with Shareholder Interests. Compensation should be tied in part to the Company’s stock performance through the granting of stock awards with multi-year vesting and performance-based vesting, which serves to align executives’ interests with those of our shareholders.

•	Competition. Compensation should reflect the competitive marketplace, so that we can attract, retain, and motivate key executives of superior ability who are critical to our future success.

•

Reasonable Levels of Compensation. Total compensation opportunities and payouts should be reasonable and not excessive. We do not rigidly target or formulaically set compensation at a specific percentile compared to our peers. However, we do target overall compensation for executive officers in amounts that are roughly in line with the median of our peers.

•

Independent Oversight. The Committee, composed solely of independent directors, is responsible for reviewing and establishing the compensation for the Named Executives. The Committee periodically receives advice from an independent compensation consultant who has been retained by and reports directly to the Committee and performs no other work for management. In addition, the Committee may choose to review compensation analyses prepared by consultants retained by management.

•

Risk Management. Compensation policies and practices should align with sound risk management and be structured not to create incentives to subject the Company to excessive risk. Such policies and practices should strike a healthy balance between contributing to the Company’s growth and a conservative exposure to risk.

Key Compensation Best Practices

✓	Pay-for-performance

✓	Share ownership guidelines

✓	Double-trigger severance benefits

✓	Independent compensation consultant

✓	Clawback policy
×	No tax gross-ups on severance payments

×	No equity grants below 100% of fair market value

×	No perquisites

The compensation tables that appear later in this proxy statement reflect decisions made by the Committee. We encourage you to refer to the tables while reviewing this section in order to understand how our compensation philosophy is put into action.

Factors in Setting Overall Compensation Levels

When establishing overall compensation opportunities for the Named Executives, the Committee considers the following factors:

•	the Company’s overall performance and performance relative to its peers during the past year, including meeting its financial and other strategic goals;

•	the executives’ respective levels of responsibility and functions within the Company;

•	each executive’s performance during the past year in meeting individual objectives;

•	how compensation of our executive officers compares to executives at peer institutions, with a particular focus on financial institutions with similar corporate objectives and comparable asset size;

•	alignment of executive compensation decisions and policies with the decisions and policies applicable to other employees;

•	the need to provide a competitive executive compensation package to attract and retain superior executive talent;

•	as appropriate, general economic conditions within our market area and the overall banking industry;

•	the recommendations of our Chief Executive Officer in setting compensation for other executives; and

•

the results of the prior year’s shareholder advisory vote on executive compensation, which, consistent with prior years, received overwhelming shareholder support in 2014, reflecting our shareholders’ support for our compensation philosophy and the executive compensation decisions made by the Committee.

The Committee generally follows this process for determining executive compensation; however, other discretionary and subjective components may also be considered if appropriate.

Role and Relationship of the Compensation Consultant

The Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Committee has direct access to outside advisors and consultants throughout the year.

The Committee retained the services of Pearl Meyer & Partners (“Pearl Meyer”) to conduct a study (“2013 Executive Compensation Study”) of the Company’s executive compensation program in 2013 and worked with Pearl Meyer during 2014 to develop our new long-term incentive award strategy, each as described below in “The Role of Benchmarking” and “Compensation Structure—Long-Term Equity Incentive Compensation.”

The Committee engaged Pearl Meyer with respect to recommendations regarding 2014 executive compensation decisions. As noted above, the Committee also engages an independent compensation consultant every other year to conduct a study of the Company’s executive compensation program. The last such study was in 2013, and the information provided by Pearl Meyer in the 2013 Executive Compensation Study also assisted in the Committee’s 2014 executive compensation decisions.

In accordance with SEC rules and NASDAQ listing standards, in both 2013 and 2014, the Committee took appropriate actions to confirm the independence of Pearl Meyer.

The Role of Benchmarking

The 2013 Executive Compensation Study compared the Company’s executive compensation program to the compensation programs of a peer group comprising other publicly traded financial services companies, as described below. The Committee used the report as a tool in setting 2013 compensation. The information provided in the 2013 Executive Compensation Study also assisted in the Committee’s 2014 executive compensation decisions.

Pearl Meyer’s report provided market observations on executive base salaries and short and long-term incentive opportunities based on competitive data from published proxy filings of an updated peer group of 17 bank holding companies; namely: BancorpSouth, Inc., IberiaBank Corporation, Umpqua Holdings Corporation, Texas Capital BancShares, Inc., Trustmark Corporation, MB Financial, Inc., National Penn Bancshares, Inc., First Midwest Bancorp, Inc., First Interstate Bancsystem, Inc., Western Alliance Bancorporation, First Financial Bancorp, NBT Bancorp Inc., BancFirst Corporation, First Commonwealth Financial Corporation, PacWest Bancorp, Pinnacle Financial Partners, Inc., and Heartland Financial USA, Inc. The Peer Group was selected primarily based on total assets relative to Columbia’s total assets as of December 31, 2012 (taking into account Columbia’s acquisition of West Coast Bancorp) and proportion of lending focused on commercial and industrial loans and consumer mortgages.

The findings of the 2013 Executive Compensation Study and resulting Committee actions are summarized below.

Executive Compensation Study Findings:	Committee Actions:

• •

Base salary levels were well below competitive
levels in the Peer Group.

Executive compensation levels were, in the
aggregate, in the lowest quartile of the Peer Group
for every component other than retirement.

ð	•	Upon the recommendation of the Committee, the
Board approved a 22% market-driven base salary
adjustment for Ms. Dressel. Upon the
recommendation of Ms. Dressel, the Committee
approved a 10% market-driven base salary
adjustment for Mr. McDonald and a 22.5%
market-driven base salary adjustment for Mr. Stein.
These salary adjustments became effective March
2014. Even after these adjustments are combined
with the 4.5% merit-based increases described
under “2014 Compensation Highlights,” the base
salaries for the Named Executives remain below
the Peer Group median, and the Committee
continues to review the competitiveness of our pay
in the context of recent growth.

• •

Compared with its Peer Group, the mix of
compensation provided to our executives was
weighted more toward retirement benefits and less
toward performance-based pay, which was
consistent with practices found in bank holding
companies of our former peer group.

Consistent with our updated Peer Group, our
executive compensation should have a higher
percentage of performance-based incentive
compensation.

ð	•	Worked with Pearl Meyer to develop a revised
long-term incentive strategy and framework for
Columbia’s executive officers focused on
introducing long-term incentive awards with
performance-based vesting. As a result, the
Committee adopted, and our shareholders
approved, the 2014 Stock Option and Equity
Compensation Plan (the “2014 Plan”), and the
Committee implemented a new Long-Term
Incentive Plan (the “LTI Plan”) with performance-
based equity awards, which is described in greater
detail below under “Compensation Structure—
Long-Term Equity Incentive Compensation.”

Compensation Structure

Principal Elements of Compensation

Our overall compensation program for executives currently consists of six key elements:

•	Base Salary

•	Short-Term Bonus Compensation

•	Long-Term Equity Incentives
•	Retirement Benefits

•	Severance and Change-in-Control Benefits

•	General Employee Benefits

The combination of these six key elements reinforces our pay-for-performance philosophy and strengthens our ability to attract and retain highly qualified executives in the highly competitive banking environment in which we operate. We believe that this mix of fixed and variable pay advances both the short and long-term interests of our business, promotes creating long-term shareholder value and helps us recruit and retain top executives. The Committee’s decisions regarding the executive compensation program design and individual pay are made in the context of the total compensation philosophy outlined above, including our financial performance.

Base Salary

Salaries are used to provide a competitive fixed amount of base compensation. Our goal is to provide base salary levels that reflect a combination of factors, including competitive pay levels relative to our Peer Group, the executives’ individual performance and overall contribution to the organization, the relevant position’s scope of responsibilities, the executives’ experience and tenure, and our overall annual budget, which takes into account Company financial performance. The salaries of the Named Executives are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. As discussed above, the combined merit-based and market-driven adjustments for Ms. Dressel, Mr. Stein and Mr. McDonald increased their base salaries by 27%, 28% and 15%, respectively, effective March 2014.

Short-Term Cash Bonus Compensation

Consistent with competitive practices, we believe that a portion of our Named Executives’ target compensation should be at risk, contingent upon the Committee’s assessment of performance. When determining earned short-term cash bonus awards, the Committee, in its discretion, considers the Company’s performance against the annual business plan, which includes financial and strategic operating goals, the Company’s performance against 15 financial performance measures relative to our Peer Group and the executive’s individual performance and contribution to the Company’s overall performance. Short-term cash bonuses therefore seek to drive progress toward achieving the Company’s strategic goals and permit individual performance to be recognized. The Committee establishes target short-term cash bonus opportunities for the Named Executives each year and uses a balanced approach, with no predetermined formulas, to determine earned amounts. Target short-term cash bonus opportunities for 2014 were 50% of base salary for Ms. Dressel and 40% of base salary for the other Named Executives.

For 2014, the Committee focused on the following key financial and operating results against our business plan and reviewed the Company’s performance against the 15 financial performance measures listed below relative to our Peer Group.

Key 2014 Results Considered:

•

Achieved strategic initiatives, which exceeded expectations highlighted by the closing of the Intermountain acquisition. In addition to the acquisition, improved noninterest expense to average asset ratio(1) evidencing Columbia’s enhanced operating leverage.

•

Reported diluted earnings per common share increased $0.31 compared to the prior year due to the favorable impact resulting from the execution of the strategic initiatives referenced in the preceding bullet point.

•	Total shareholder return of 4.2% for 2014, in line with the NASDAQ Bank Index.
•	Record loan originations during 2014, exceeding $1 billion.

•

Columbia remained very well capitalized even while returning capital to shareholders through a 31% increase in regular dividends paid. Regular and special dividends paid in 2014 resulted in a total dividend payout ratio of 62%.

•	Credit quality continued to improve; nonperforming assets to total assets declined 37% during 2014.

•	The efficiency ratio(1) improved to 63.97%, down from 70.87% in the prior year.

(1)	Noninterest expense to average asset ratio and efficiency ratio are non-GAAP financial measures. Please refer to Appendix B for additional information and a reconciliation to the most directly comparable GAAP financial measure.

2014 Relative Financial Performance Measures:

Profitability Measures:

•	Return on Average Assets

•	Return on Average Equity

•	1-Year Total Shareholder Return

•	3-Year Total Shareholder Return

•	Net Interest Margin(2)

•	Efficiency Ratio(2)

Capital Measures:

•	Risk-Based Capital Ratio

•	Tangible Capital Ratio

Growth Measures:

•	1-Year Growth in Total Assets

•	5-Year Compound Annual Growth Rate (“CAGR”) on Total Assets

•	1-Year Growth in Deposits

•	5-Year CAGR on Deposits

•	1-Year Growth in Net Loans

•	5-Year CAGR on Net Loans

Credit Quality:

•	Percentage of Loans and Other Real Estate Owned that are Non-Performing Assets

(2)	Net Interest Margin and Efficiency Ratio are non-GAAP financial measures. Please refer to Appendix B for additional information and a reconciliation to the most directly comparable GAAP measure.

The Company’s results for 2014 placed it at or above the median in 13 of the 15 financial metrics reviewed by the Committee.

Based on these 2014 results, the Peer Group comparison, the CEO’s recommendations and the Committee’s subjective assessment of each individual executive’s performance, the Committee approved annual bonus awards to the Named Executives for 2014 as follows:

Named Executive	Target Short-Term Bonus	Earned Short-Term Bonus
Melanie J. Dressel:	$350,000	$437,500
Clint E. Stein:	$128,000	$160,000
David C. Lawson	$94,000	$117,500
Andrew L. McDonald:	$115,200	$115,200
Hadley S. Robbins	$137,584	$171,980

Long-Term Equity Incentive Compensation

Columbia believes executive officers and other key management positions should have a meaningful portion of their competitive total compensation opportunity linked to shareholder return, which is directly tied to our long-term vision of growth, stability, asset quality and our commitment to a personalized banking approach. Long-term incentives take the form of equity awards that are intended to align the interests of the executive with those of our shareholders by encouraging ownership of our common stock and tying value to the long-term market value of the Company’s stock. These awards also serve to promote an executive’s continued service to the organization by vesting over a period of years and encourage sound risk management by providing a balanced view of performance and aligning awards with the longer-term time horizon of risk outcomes.

Following the approval by our shareholders of the 2014 Plan, the Committee implemented the LTI Plan under the 2014 Plan in order to grant performance-based equity awards. Accordingly, 2014 long-term incentive opportunities include a combination of performance-based restricted stock awards (“Performance Shares”) issued under the 2014 Plan, and time-based restricted stock awards (“Restricted Stock”) that were issued under our Amended and Restated Stock Option and Equity Compensation Plan prior to our shareholders’ approval of the 2014 Plan.

2014 Long-Term Incentive Awards Time Horizon

In 2014, we granted our Named Executives Performance Shares that are earned and vest at the end of a 3-year performance period based on achieving relative TSR compared to a peer group and our ROAA against targets established by the Committee. At the end of the performance period, the Committee will assess performance against the goals and determine the amount, if any, of earned Performance Shares. We also granted our Named Executives Restricted Stock awards that vest over four years, 20% on the second anniversary of grant, 30% on the third anniversary, and the remaining 50% on the fourth anniversary subject to continued service.

2014 Performance Measures of Performance Shares

For 2014, Performance Shares are earned and vest based on achievement of the following performance goals established by the Committee:

Performance Measure	Weighting	Measurement Perspective	Performance Goals
			Threshold	Target	Stretch
Return on Average Assets (“ROAA”)	50%	Columbia	0.85%	1.00%	1.25%

Total Shareholder Return (“TSR”)	50%	Relative to Peer Banks	30th Percentile	50th Percentile	80th Percentile

Payout as % of Target			50%	100%	150%

The performance measures are calculated as follows:

•

ROAA: Average of the Company’s ROAA for the 11 calendar quarters between April 1, 2014 and December 31, 2016, with each calendar quarter calculated separately, measured against our performance goals shown above.

•

TSR: Measured on a relative basis against a defined group of peer banks over the period April 1, 2014 through December 31, 2016 (calculated assuming that dividends during the period are reinvested in company shares on the date paid). For this purpose, peer banks will consist of all U.S.-headquartered commercial banks trading on a major exchange (i.e., NASDAQ, NYSE, NYSE MKT) with total assets between 50% and 200% of the Company’s total assets as of December 31, 2016.

Payout Determination for Performance Shares

At the end of the performance period, the Committee will review the Company’s actual performance and determine the number of earned awards. Performance below “threshold” for a given performance measure will result in forfeiture of the respective shares; performance at or above “stretch” for a given performance measure will result in payout equal to 150% of the respective target shares. Performance between threshold and target and target and stretch will be determined using straight line interpolation and rounded up to the nearest whole number of shares. All financial performance determinations for the Company and the peer banks will be made at the ultimate parent company level. Dividends earned on Performance Shares will accrue, but will not be paid until vesting is determinable and will only be paid on those shares earned and released from restriction.

2014 Target Long-Term Equity Incentive Award Opportunities

Our Named Executives received the following target long-term equity incentive award opportunities (shown in number of shares) in 2014. Equity award values are based on the closing market price of our stock on the date the Board approves the grant.

Position	Target Performance Shares (Performance-Based Vesting)	Restricted Stock (Time-Based Vesting)
CEO	6,000	2,000

EVPs	2,000	2,000

In establishing award levels, the Committee views each grant of an equity award to an executive as separate incentive intended to drive future shareholder return and to promote retention. In determining the value of equity awards to executives, the Committee also considers comparisons to our Peer Group. Additionally, the Committee also considers awards to executives compared to the level of equity awards offered to other Company employees.

Retirement Benefits

We believe that a retirement plan for our Named Executives is an important part of the total compensation package and provides a mechanism for attracting and retaining superior executives. We have not adopted a formal pension plan but, instead, have historically provided retirement benefits through a retirement plan that provides lifetime benefits (also known as a Supplemental Executive Retirement Plan, or “SERP”), a long-term compensation plan (also known as a “Unit Plan”) and an Executive Deferred Compensation Plan. In 2013, the Unit Plans were frozen and supplemented by SERPs. Both programs are described in greater detail below under “Compensation Tables—Pension Benefits.”

In 2001, the Company implemented a SERP for certain executive officers to provide retirement benefits to those officers. The SERP provides a fixed lifetime annual retirement benefit, the amount of which declines to the extent the executive retires before a specified retirement age. The SERPs serve a retention purpose by vesting over a period of time and by restricting the executive from working for a competitor for a period following termination of employment. Starting in 2004, the Company began using supplemental compensation arrangements, which we called Unit Plans, to provide retirement benefits for executive officers instead of SERPs. Between 2004 and 2012, we awarded three separate Unit Plans to Mr. McDonald and a Unit Plan to Mr. Stein.

In 2013, the Committee approved offering SERPs to replace the Unit Plans. Accordingly, the Company entered into SERPs with Messrs. McDonald and Stein and their respective Unit Plans were frozen at the then-current rates. The SERPs for Messrs. McDonald and Stein provide that amounts drawn under their SERPs will be reduced by the amount that is attributable to each respective Unit Plan. This approach provides these executives with a retirement benefit that is consistent with Columbia’s compensation philosophy, while optimally leveraging the expense already incurred in funding the Unit Plans. A more detailed description regarding payments under the SERPs and Unit Plans is set forth below under “Compensation Tables—Post Employment and Termination Benefits.”

In 2013, following the acquisition of West Coast Bancorp, the Company assumed the SERP that was provided to Mr. Robbins as an executive of West Coast Bancorp; the Company also entered into a SERP with Mr. Lawson in 2013.

As more fully described below under “Compensation Tables—Post Employment and Termination Benefits,” we also provide non-employee directors and highly-compensated employees (as defined by IRS rules) with the opportunity to defer compensation through an Executive Deferred Compensation Plan. The participation in our 401(k) Plan for these individuals is limited under federal income tax rules, and we believe they should have other similar means of saving for retirement. Currently, interest paid on the participant deferrals is three-month LIBOR (the “London Interbank Offered Rate”) plus 3.58%.

Executive Employment and Change-in-Control Agreements

We provide severance and change-in-control benefits to executives that are payable in circumstances the Committee believes are appropriate and market-competitive. Change-in-control benefits are generally “double-trigger,” meaning they are payable only if the executive experiences a qualifying termination of employment in connection with a change-in-control of the Company.

Ms. Dressel serves as President and Chief Executive Officer of Columbia and Columbia Bank pursuant to an employment agreement entered into effective August 1, 2004, which is described in detail in the section entitled “Compensation Tables—Post Employment and Termination Benefits” below. We believe that an employment agreement helps protect the interests of our shareholders in a number of meaningful ways. It guarantees continuity of leadership through retention and through severance and change-in-control provisions, it reduces potential concerns from shareholders about the degree to which the Chief Executive Officer is affected by short-term prospects for continued employment when making key strategic, long-term decisions. In general, upon a qualifying termination, Ms. Dressel is entitled to receive base salary and benefits for the greater of two years or the balance of the term of her agreement, a prorated portion of any incentive payment earned during the year of termination, and all forfeiture provisions regarding any outstanding restricted stock or other compensation agreements will lapse. Upon a qualifying termination related to a change-in-control, Ms. Dressel is entitled to change-in-control payments of monthly payment of base salary and benefits for the greater of two years or the balance of the term of her agreement, an amount equal to two times any incentive payment earned during the year preceding termination and accelerated vesting of options and lapse of restrictions on restricted stock awards; provided, that any change-in-control payments may be reduced by payments paid previously upon a qualifying termination.

The Company has entered into change-in-control agreements with each of the Named Executives other than Ms. Dressel, which are described in more detail below under “Compensation Tables—Post Employment and Termination Benefits.” The change-in-control agreements contain provisions, similar to those in Ms. Dressel’s employment agreement, that require payments in the event of termination of employment related to a change-in-control. These arrangements are “double trigger,” meaning that they provide payments only upon a covered termination of employment in connection with a change-in-control, and no covered executive will receive payments under the agreements due to a change-in-control alone. In general, upon a qualifying termination related to a change-in-control, an executive with a change-in-control agreement will be entitled to two years’ annual base salary paid monthly over two years, accelerated vesting of options and lapse of restrictions on restricted stock awards and will be subject to two-year non-compete and non-solicit covenants.

In connection with the West Coast Bancorp acquisition, in 2013, we entered into an employment agreement with Mr. Robbins that provides for a cash retention award of $554,365 that vests in two equal installments in each of April 2014 and 2015, subject to his continued employment on the vesting date. The vested amount is credited to his Executive Deferred Compensation Plan account and is payable in a lump sum upon his separation from service. In order to align with the compensation arrangements of our other Named Executives, in 2014, we replaced Mr. Robbins’ employment agreement with our standard change-in-control agreement for executives as described above, with Mr. Robbins continuing to be entitled to his retention award on the same terms.

Perquisites and General Employee Benefits

As with all of our employees, we strive to assist our executives in meeting their retirement income, health care, disability income, time off and other needs through competitive, cost-effective, Company-sponsored programs that provide individuals with reasonable flexibility in the context of their individual circumstances. Executives participate in other benefits to the same extent as other employees. These benefits include medical and dental insurance, disability insurance, and the Company’s 401(k) Plan.

The Named Executives do not receive any perquisites or similar benefits such as Company-provided cars, car allowances, or country club memberships. As described in the Summary Compensation Table below, Mr. Robbins did receive certain perquisites during 2014 in connection with Columbia’s acquisition of West Coast Bancorp. These perquisites have been discontinued and are no longer provided.

Clawback Policy for the Recovery of Incentive Compensation

We have adopted a policy for the recovery of incentive compensation under certain circumstances. Under this policy, the Company will recover incentive compensation awarded to current or former executive officers (during the preceding three years) if the Company restates its financial results due to material noncompliance with any financial reporting requirement under the securities laws, to the extent the original awards exceeded the amounts that would have been paid under the restated results.

Stock Ownership Guidelines

The Company has adopted stock ownership guidelines for its executive officers. The guidelines are intended to help closely align the financial interests of these officers with those of our shareholders. Officers are expected to make continuing progress towards compliance with the guidelines during a five-year period from his or her appointment as an executive officer.

The ownership guidelines as applied to the Named Executives are as follows: (1) the CEO and Chief Operating Officer each have a required minimum ownership of approximately 28,000 shares; and (2) the Chief Financial Officer, Chief Credit Officer and Chief Human Resources Officer each have a required minimum ownership of 21,000 shares. At year-end 2014, all such executive officers have exceeded the required minimum, except for Mr. Stein, who was promoted to Chief Financial Officer in August 2012, Mr. Lawson, who was appointed to the role of Chief Human Resources Officer in July of 2013, and Mr. Robbins, who was appointed to the role of Chief Operating Officer in March 2014. Mr. Stein, Mr. Lawson and Mr. Robbins are all expected to meet the five-year target date for compliance specified in the guidelines.

Impact of Tax Treatment of Compensation

The Committee and management have considered the accounting and tax impacts of various programs designed to balance the potential cost to the Company with the benefit/value to the executive. The Committee generally seeks to maximize deductibility of executive compensation under Section 162(m) while retaining discretion to compensate executives in a manner commensurate with performance and the competitive market for executive talent. In this context, the Committee acts in a manner that, in its judgment, is in the best interests of the Company. In 2014, we adopted and our shareholders approved the 2014 Plan, which allows for the grant of awards that qualify as performance-based compensation under Section 162(m).

Compensation Tables

The following table shows compensation paid or accrued in the years shown for Columbia’s Chief Executive Officer, Chief Financial Officer and each of the other Named Executives.

2014 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Melanie J Dressel	2014	$675,000	$437,500	$212,170	$368,317	$27,841	$1,720,828
President, Chief Executive Officer	2013	490,332	350,000	149,025	340,764	20,496	1,350,617
	2012	452,283	340,000	163,275	373,234	20,132	1,348,924

Clint E. Stein	2014	308,333	160,000	105,190	124,110	41,401	739,034
Executive Vice President, Chief Financial Officer	2013	218,667	120,000	59,610	95,851	39,375	533,503
	2012	174,667	80,000	54,425	669	33,076	342,837

David C. Lawson	2014	233,333	117,500	105,190	78,259	25,862	560,144
Executive Vice President, Chief Human Resources Officer

Andrew L. McDonald	2014	308,333	115,200	105,190	375,238	54,856	958,817
Executive Vice President, Chief Credit Officer	2013	224,545	120,000	59,610	132,164	96,199	632,518
	2012	209,998	88,500	65,310	1,118	78,273	443,199

Hadley S. Robbins	2014	318,923	449,163	105,190	450	75,753	949,479
Executive Vice President, Chief Operating Officer

(1)	Amounts include discretionary contributions under the Deferred Compensation Plan as follows: Ms. Dressel $36,000, Mr. Stein $32,400 and Mr. Lawson $22,000. The material terms of the Deferred Compensation Plan are described under “Post-Employment and Termination Benefits—Deferred Compensation Plan.”
(2)	For Mr. Robbins, includes $277,183 representing the first installment of his $554,365 cash retention award, which was, in accordance with its terms, made as a discretionary contribution to his Deferred Compensation Plan Account (“DCA”) in April 2014. The second installment will be contributed to his DCA in April 2015, subject to his continued employment on the vesting date.
(3)	For 2014, includes the grant date fair value of Restricted Stock awards granted on February 26, 2014 that vest 20% on the second anniversary of the grant date, 30% on the third anniversary of the grant date and the remaining 50% of which vest on February 26, 2018 and the grant date fair value of Performance Shares granted on April 23, 2014 for the period commencing April 1, 2014 and ending December 31, 2016 (the 2014-2016 performance period). At stretch performance, the Performance Shares grant date fair value would be $240,705 for Ms. Dressel, $80,235 for Mr. Stein, $80,235 for Mr. Lawson, $80,235 for Mr. McDonald and $80,235 for Mr. Robbins.

For 2013, includes the grant date fair value of Restricted Stock awards that vest 20% on the second anniversary of the grant date, 30% on the third anniversary and the remaining 50% of which vest on the fourth anniversary on February 27, 2017.

For 2012, includes the grant date fair value of restricted stock awards, 20% of which vested on the first anniversary of the grant date, 30% of which will vest on the third anniversary of the grant date on February 22, 2015 and the remaining 50% of which vest on February 22, 2016.

(4)	The grant date fair value of stock awards was determined in accordance with FASB ASC 718. Assumptions used to calculate these amounts are set forth in footnote 3 to “2014 Grants of Plan-Based Awards” and in Note 21 to the Company’s audited financial statements for the fiscal year ended 2014, included in the Company’s accompanying Annual Report (the “2014 Annual Report”). The fair market value of Restricted Stock awards granted in 2014 was based on the closing price of Columbia’s common stock on NASDAQ on the grant date, February 26, 2014 ($25.85 per share). The fair market value of 50% of the Performance Shares was based on the closing price of Columbia’s common stock on NASDAQ on the grant date, April 23, 2014 ($27.01 per share) and 50% on a fair value calculation using a Monte-Carlo simulation ($26.48 per share).
(5)	The amounts in this column do not represent amounts actually paid to a Named Executive. Includes the change in actuarial present value of the accumulated projected benefit under the Supplemental Executive Retirement Plan (“SERP”), which is a non-cash amount that can vary significantly from year-to-year based upon assumptions underlying the actuarial calculations. Assumptions such as discount rate and retirement age are reviewed annually by the Company and are intended to be individually appropriate. The SERP is discussed in further detail under “Post Employment and Termination Benefits—Supplemental Executive Retirement Plan.”

Amount shown for Ms. Dressel includes $367,970 of change in the actuarial present value of projected benefit under the SERP and $347 of above-market earnings on her DCA.

Amount shown for Mr. Stein includes $123,970 of change in the actuarial present value of projected benefit under the SERP, which he is not currently entitled to receive because such amounts are not fully vested, and $140 of above-market earnings on his DCA.

Amount shown for Mr. Lawson includes $78,223 of change in the actuarial present value of projected benefit under the SERP, which he is not currently entitled to receive because such amounts are not fully vested, and $36 of above-market earnings on his DCA.

Amount shown for Mr. McDonald includes $375,132 of change in the actuarial present value of projected benefit under the SERP, which he is not currently entitled to receive because such amounts are not fully vested, and $106 of above-market earnings on his DCA.

Amount shown for Mr. Robbins includes $450 of above-market earnings on his DCA.

(6)	Amount shown for Ms. Dressel includes $7,800 in 401(k) plan matching contributions, $13,000 in 401(k) discretionary profit-sharing contributions, $3,690 in accrued dividends on unvested Performance Shares, $2,880 in non-qualified deferred compensation matching contributions and $471 in group term life insurance premiums.

Amount shown for Mr. Stein includes $7,800 in 401(k) plan matching contributions, $13,000 in 401(k) discretionary profit-sharing contributions, $2,460 in accrued dividends on unvested Performance Shares, $2,592 in non-qualified deferred compensation matching contributions, $2,269 in split dollar life insurance premiums, $228 in group term life insurance premiums and $14,282 in Company contributions to a supplemental retirement benefit plan (“UNIT plan”). UNIT plans are described in further detail under “Post Employment and Termination Benefits—Unit Plans.”

Amount shown for Mr. Lawson includes $7,800 in 401(k) plan matching contributions, $13,000 in 401(k) discretionary profit-sharing contributions, $1,891 in split dollar life insurance premiums, $2,460 in accrued dividends on unvested Performance Shares, $1,760 in non-qualified deferred compensation matching contributions, and $181 in group term life insurance premiums.

Amount shown for Mr. McDonald includes $7,800 in 401(k) plan matching contributions, $13,000 in 401(k) discretionary profit-sharing contributions, $3,165 in split dollar life insurance premiums, $2,460 in accrued dividends on unvested Performance Shares, $218 in group term life insurance premiums, and $29,443 in Company contributions to a UNIT plan.

Amount shown for Mr. Robbins includes $7,800 in 401(k) plan matching contributions, $13,000 in 401(k) discretionary profit-sharing contributions, $2,827 in split dollar life insurance premiums, $2,460 in accrued dividends on unvested Performance Shares, $22,175 in non-qualified deferred compensation matching contributions, $382 in group term life insurance premiums, $23,884 for relocation expenses, and $4,455 in club memberships.

Equity Compensation

Stock Option and Equity Compensation Plan. At our 2014 Annual Meeting of Shareholders, shareholders approved the 2014 Stock Option and Equity Compensation Plan (the “2014 Plan”). The 2014 Plan provides for the grant of restricted stock, incentive stock options, nonqualified stock options, restricted stock units and stock appreciation rights. All eligible employees and directors may participate in the 2014 Plan. As of December 31, 2014, 1,753,151 shares remain available for future grant under the 2014 Plan. The 2014 Plan replaced the Amended and Restated Stock Option and Equity Compensation Plan (the “Former Equity Plan”); however, any awards remaining outstanding under the Former Equity Plan continue to be governed by the terms of that plan.

2014 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payments Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($) (2)(3)
		Threshold (#)	Target (#)	Maximum (#)
Melanie J. Dressel	2/26/2014	—	—	—	2,000	$51,700
	4/23/2014	3,000	6,000	9,000	—	160,470
Clint E. Stein	2/26/2014	—	—	—	2,000	51,700
	4/23/2014	1,000	2,000	3,000	—	53,490
David C. Lawson	2/26/2014	—	—	—	2,000	51,700
	4/23/2014	1,000	2,000	3,000	—	53,490
Andrew L. McDonald	2/26/2014	—	—	—	2,000	51,700
	4/23/2014	1,000	2,000	3,000	—	53,490
Hadley S. Robbins	2/26/2014	—	—	—	2,000	51,700
	4/23/2014	1,000	2,000	3,000	—	53,490

(1)	Represents the possible range of Performance Shares granted on April 23, 2014 under the Long-Term Incentive Plan, a subplan under the 2014 Plan. Actual amounts of Performance Shares earned will be based on achieving relative TSR compared to a peer group and Columbia’s ROAA against targets established by the Committee as determined by the Committee, in each case over the 2014-2016 performance period. Dividends earned on Performance Shares will accrue but will not be paid until vesting is determinable and will only be paid on those shares earned and released from restriction. See “Compensation Discussion & Analysis—Compensation Structure—Long-Term Equity Incentive Compensation.”
(2)	Represents the number of shares of Restricted Stock granted on February 26, 2014 under the Former Equity Plan that vest 20% on the second anniversary of the grant date, 30% on the third anniversary of the grant date and the remaining 50% of which vest on February 26, 2018. Dividends earned on Restricted Stock are paid to award holders at the same time as dividends are paid to shareholders.
(3)	Amounts shown represent the grant date fair value of Restricted Stock granted on February 26, 2014 and of Performance Shares granted on April 23, 2014, determined in accordance with FASB ASC 718. Assumptions used to calculate these amounts are set forth in Note 21 to the 2014 Annual Report. The grant date fair value of Restricted Stock was based on the closing price of Columbia’s common stock on NASDAQ on the grant date, February 26, 2014 ($25.85 per share). The grant date fair value of the Performance Shares is shown at target performance and is 50% based on the closing price of Columbia’s common stock on NASDAQ on the grant date, April 23, 2014 ($27.01 per share) and 50% based on a fair value calculation using a Monte-Carlo simulation ($26.48 per share).

Outstanding Equity Awards at Fiscal Year-End

Name	Stock Awards
	Number of Share or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market of Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)(3)
Melanie J. Dressel	19,250	$531,493	9,000	$248,490
Clint E. Stein	8,000	220,880	3,000	82,830
David C. Lawson	4,500	124,245	3,000	82,830
Andrew L. McDonald	8,900	245,729	3,000	82,830
Hadley S. Robbins	5,000	138,050	3,000	82,830

(1)	For Ms. Dressel, represents 3,750 shares of restricted stock granted in 2011 that vest on February 23, 2015; 6,000 shares of restricted stock granted in 2012, of which 2,250 shares vest on February 22, 2015 and 3,750 shares vest on February 22, 2016; 7,500 shares of restricted stock granted on February 27, 2013 and 2,000 shares of Restricted Stock granted on February 26, 2014 that vest 20% on the second anniversary of the grant date, 30% on the third anniversary of the grant date and the remaining 50% on the fourth anniversary of the grant date, respectively.

For Mr. Stein, represents 1,000 shares of restricted stock granted in 2011 that vest on February 23, 2015; 2,000 shares of restricted stock granted in 2012, of which 750 shares vest on February 22, 2015 and 1,250 shares vest on February 22, 2016; 3,000 shares of Restricted Stock granted on February 27, 2013 and 2,000 shares of restricted stock granted on February 26, 2014 that vest 20% on the second anniversary of the grant date, 30% on the third anniversary of the grant date and the remaining 50% on the fourth anniversary of the grant date, respectively.

For Mr. Lawson, represents 2,500 shares of restricted stock granted on October 1, 2013 and 2,000 shares of Restricted Stock granted on February 26, 2014 that vest 20% on the second anniversary of the grant date, 30% on the third anniversary of the grant date and the remaining 50% on the fourth anniversary of the grant date, respectively.

For Mr. McDonald, represents 1,500 shares of restricted stock granted in 2011 that vest on February 23, 2015, 2,400 shares of restricted stock granted in 2012, of which 900 shares vest on February 22, 2015 and 1,500 shares vest on February 22, 2016, 3,000 shares of Restricted Stock granted on February 27, 2013 and 2,000 shares of restricted stock granted on February 26, 2014 that vest 20% on the second anniversary of the grant date, 30% on the third anniversary of the grant date and the remaining 50% on the fourth anniversary of the grant date, respectively.

For Mr. Robbins, represents 3,000 shares of restricted stock granted on April 1, 2013 and 2,000 shares of Restricted Stock granted on February 26, 2014 that vest 20% on the second anniversary of the grant date, 30% on the third anniversary of the grant date and the remaining 50% on the fourth anniversary of the grant date, respectively.

(2)	Amounts shown are calculated using the closing price of Columbia’s common stock on NASDAQ on December 31, 2014 of $27.61 per share.
(3)	Amounts shown represent Performance Shares granted in 2014 at stretch performance. Actual amounts vested and earned, if any, depend on actual performance against the performance measures for the 2014-2016 performance period that ends December 31, 2016.

Option Exercises and Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Melanie J. Dressel (1)	3,750	$94,425
Clint E. Stein (2)	2,100	53,398
David C. Lawson	—	—
Andrew L. McDonald (3)	1,500	37,770
Hadley S. Robbins	—	—

(1)	For Ms. Dressel, represents the fair market value of 2,250 shares of restricted stock granted in 2011 that vested on February 23, 2014 and 1,500 shares of restricted stock granted in 2012 that vested on February 22, 2014.
(2)	For Mr. Stein, represents the fair market value of 600 shares of restricted stock granted in 2011 that vested on February 23, 2014, 500 shares of restricted stock granted in 2012 that vested on February 22, 2014 and 1,000 shares of restricted stock granted in 2010 that vested on February 24, 2014.
(3)	For Mr. McDonald, represents the fair market value of 900 shares of restricted stock granted in 2011 that vested on February 23, 2014 and 600 shares of restricted stock granted in 2012 that vested on February 22, 2014.

Post-Employment and Termination Benefits

The following is a discussion regarding the post-employment and termination arrangements currently in place for the Named Executives. The amounts are based on the maximum amounts that could be paid under these arrangements.

The following table provides information regarding nonqualified deferred compensation paid to the Named Executives during fiscal year 2014.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Melanie J. Dressel	$36,000	$2,880	$12,846	$—	$365,415
Clint E. Stein	32,400	2,592	4,678	—	137,087
David C. Lawson	22,000	1,760	809	—	31,074
Andrew L. McDonald	—	—	4,241	—	113,514
Hadley S. Robbins	277,183	22,175	8,053	—	307,410

(1)	Amounts were deferred in 2014 under the Deferred Compensation Plan, which is described below under “—Deferred Compensation Plan.” The amounts for Ms. Dressel and Messrs. Stein and Lawson are reflected in the salary column of the Summary Compensation Table. The amount for Mr. Robbins is reflected in the bonus column of the Summary Compensation Table.
(2)	The interest rate is the three-month LIBOR rate plus 3.58%. The Plan Administrator annually reviews for appropriateness the calculation of the rate of interest (the “Interest Crediting Rate”) that is applied to a participant’s DCA in the Deferred Compensation Plan. The Interest Crediting Rate is adjusted quarterly for fluctuations in the three-month LIBOR rate. Plan participants are notified of any adjustments to the Interest Crediting Rate.

On the last date of each month, the each participant’s DCA is credited with an amount equal to the product of (i) one-twelfth (1/12th) of the Interest Crediting Rate for the quarter in which such month occurs, times

(ii) the average balance of the DCA in the DCA for that month. The credited amount is treated as part of the credit balance for all purposes of the Deferred Compensation Plan. As used herein, the average balance in a DCA for a month is equal to the quotient determined by dividing (i) the sum of the credit balance in the DCA at the close of business each day in the calendar month, by (ii) the number of days in such month.

(3)	For Ms. Dressel includes amounts previously reported in the Summary Compensation Table for 2013 ($32,014), 2012 ($27,434), 2011 ($19,350), 2010 ($19,350), 2009 ($12,000), 2008 ($16,345), 2007 ($16,960) and 2006 ($16,733). For Mr. Stein includes amounts previously reported in the Summary Compensation Table for 2013 ($36,301) and 2012 ($24,748). For Mr. McDonald includes amounts previously reported in the Summary Compensation Table for 2013 ($464), 2012 ($1,118 ), 2010 ($10,801), 2009 ($5,040), 2008 ($6,799), 2007 ($1,732) and 2006 ($9,733).

Deferred Compensation Plan. In February 2004, the Board adopted a deferred compensation plan known as the 401 Plus Plan (the “Deferred Compensation Plan”) for certain directors, a select group of senior management and key employees, as designated by resolution of the Board. The Deferred Compensation Plan generally provides for the deferral of certain taxable income earned by participants in the Deferred Compensation Plan. Designated officers or key employees may elect to defer annually under the Deferred Compensation Plan up to 50% of his or her salary to be earned in the calendar year, and up to 100% of any cash bonuses.

Distribution Election Notice. At the time a participant first makes an election to defer covered compensation, he or she must deliver to the Company a signed “distribution election notice” in which he or she elects to receive distributions of the credit balance in his or her DCA in the form of either a single lump-sum payment or monthly installment payments over a period not to exceed 120 months. A participant may change such election from time to time; but if a distribution election notice is delivered to the Company less than 12 calendar months before the month in which distributions begin, such notice will not be effective and the Company will instead treat the distribution election notice that was last delivered to the Company before such 12 calendar month period as the effective notice.

Distributions Upon Retirement or Disability. The Company will distribute the credit balance in a DCA maintained for a participant at the time he or she retires or becomes disabled as either a single lump sum or monthly installment payments, as elected by the participant. If the participant has elected a single lump-sum distribution, such distribution will be made within 90 days after the date that a participant retires or becomes disabled. If the participant has elected monthly installment payments, such distribution will be made on the first day of each month, beginning with the first day of the third month following the month in which a participant retires or becomes disabled and continuing until the full amount of the DCA maintained for the participant has been distributed. Until the DCA has been distributed in full, interest will continue to be credited to the DCA. The monthly installment payments will be in as nearly equal amounts as possible. Notwithstanding any contrary provisions of the Plan, if the participant dies after monthly installment payments of the credit balance in the DCA maintained for him or her have begun, then the remaining credit balance in the DCA will be distributed to his or her designated beneficiary in a single lump sum within 30 days after the Company receives notice that participant has died.

Lump-Sum Distributions Upon Termination of Employment Other Than Because of Death, Disability, or Retirement or if DCA is Less Than $25,000. Notwithstanding a participant’s election to receive a distribution of the credit balance in the DCA maintained for him or her in the form of monthly installment payments, such credit balance will be distributed to the participant in a single lump sum within 90 days after the date on which he or she terminates his or her services or employment with the Company, if (i) such termination of services or employment is for any reason other than because he or she retires or becomes disabled, or (ii) if the credit balance of the DCA maintained for him or her does not exceed $25,000. If a participant’s services or employment with the Company is terminated because of his or her death, the credit balance in the participant’s DCA will be distributed to his or her designated beneficiary.

Pension Benefits

Name	Plan Name (1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($) (3)
Melanie J. Dressel,	SERP	22	$3,093,130	$—
Clint E. Stein	SERP	9	219,440	—
David C. Lawson	SERP	2	78,503	—
Andrew L. McDonald	SERP	10	506,857	—
Hadley S. Robbins	SERP	8	756,273	—

(1)	Under the terms of the SERP, executives must, in addition to other conditions, be fully vested. For Ms. Dressel, full vesting requires ten years of employment by the Company and for all other Named Executives, vesting occurs based on a twenty-year schedule. As of December 31, 2014, Ms. Dressel is 100% vested and Messrs. Stein, Lawson, McDonald and Robbins are 45%, 0%, 50% and 100% vested, respectively. Named Executives (other than Mr. Robbins) must have at least ten years of service with the Company in order to receive benefits upon a voluntary termination that occurs prior to reaching the early retirement age of 55. Mr. Robbins became fully vested in a retirement benefit upon the Company’s acquisition of West Coast Bancorp.
(2)	The estimated maximum annual retirement benefit payable under the SERP for the Named Executives upon reaching age 65 for Ms. Dressel and Messrs. Stein, Lawson, McDonald, and Robbins is as follows: Ms. Dressel $294,688, Messrs. Stein, Lawson, McDonald and Robbins $153,590, $88,098, $139,500 and $77,868, respectively.

Supplemental Executive Retirement Plan. Over the years, Columbia has implemented a supplemental executive retirement plan, or SERP, for certain executive officers of Columbia to provide retirement benefits to those officers. The SERP was designed to provide lifetime retirement benefits equal to 60% of the average of the three highest years of salary with an annual two percent cost of living adjustment to benefit payments. The SERP is unsecured and unfunded and there are no plan assets. Columbia has purchased single premium Bank Owned Life Insurance (BOLI policies) on the lives of the Named Executives and other officers and intends to use income from the BOLI policies to offset SERP benefit expenses. Columbia accrues a liability balance for plan participants using a FAS 715 accounting approach whereby costs are attributable to “prior service” with Columbia and the costs are amortized over the average working life of the group as a whole rather than tied to each individual’s employment duration.

Each SERP includes a number of restrictions on payment, including a requirement, subject to certain exceptions, that the Named Executive (other than Mr. Robbins) attain age 65 (62 in the event of a change-in-control). Each Named Executive’s SERP, other than Mr. Robbins’ SERP, includes a number of potential adjustments to the date on which retirement payments are initiated and to the amount of the Named Executive’s benefit. These potential adjustments include provisions for early retirement subject to the early commencement reduction factor of 5% payable upon reaching age 55 and a 2% annual inflation adjustment to benefit payments. Ms. Dressel and Mr. McDonald are eligible for early retirement benefits. Named Executives terminated pursuant to a change-in-control of Columbia shall be vested in the benefit that the executive would have received had the Named Executive remained employed by Columbia until reaching the normal retirement age. In the event the Named Executive becomes disabled, the executive will be 100% vested, regardless of tenure. Other potential SERP adjustments include an elimination of benefits if the Named Executive violates non-competition requirements or if the Named Executive is terminated for cause or resigns voluntarily before reaching the early retirement age and does not have ten years of service or before achieving 100% vesting. The retirement benefits are funded from accruals to a benefit account during the Named Executive’s employment. The amount of the accrual is determined annually. Under the terms of each SERP, the Named Executive and the Company will cooperate and use all reasonable efforts, in compliance with applicable law, to minimize the amount of any excise tax imposed by Section 4999 of the Internal Revenue Code.

As described below, the Company had previously entered into Unit Plans with each of Messrs. McDonald and Stein in lieu of a SERP. In 2013, the Company entered into SERP’s with Messrs. McDonald and Stein, and their respective Unit Plans were frozen.

Bank-Owned Life Insurance. The Company previously purchased $16,315,000 of Bank-Owned Life Insurance (“BOLI”) in order to offset the future expenses associated with the SERP. In 2013, the Bank purchased an additional $7.56 million in insurance to offset costs related to the incremental expenses realized by expanding the SERP program to include new participants. The income generated from the original BOLI purchase in 2001 and the income generated from the incremental BOLI purchase in 2013 is projected to, on a cumulative basis, fully offset the costs of the SERP program ongoing. This projection includes assumptions related to future BOLI policy performance, the bank’s cost of funds and discount rates applicable to the SERP program. Any excess revenue generated from the BOLI will be used to offset other employee benefit costs. BOLI is not a permissible bank investment but BOLI may be purchased in order to offset employee benefit expenses pursuant to the authority granted by the “Interagency Statement on the Purchase and Risk Management of Life Insurance,” dated December 7, 2004 and described for State-Chartered Federal Reserve member banks in Supervisory Letter SR 04-19.

Long-Term Incentive Awards Change-in-Control Treatment. In the event of a change-in-control, all unvested 2014 Performance Shares vest in full as of the date of the closing of such change-in-control transaction based on stretch performance for the 2014 Performance Shares. The Company intends that future awards of Performance Shares will provide for change-in-control vesting based on the greater of target and actual performance.

Executive Employment Agreement. Ms. Dressel serves as President and Chief Executive Officer of Columbia and Columbia Bank pursuant to an employment agreement entered into effective August 1, 2004. The term of the employment agreement with Ms. Dressel is a rolling three-year term that provides for termination by either party through a notice of non-renewal submitted at least 60 days prior to the anniversary of the agreement.

Ms. Dressel’s employment agreement provides that if her employment is terminated without cause or if she resigns for good reason, then she will receive salary and benefits for the greater of two years or the balance of the contract term, a prorated portion of any incentive payment earned during the year of termination, and all forfeiture provisions regarding any outstanding restricted stock or other compensation agreements will lapse. The employment agreement also provides for certain benefits and payments if Ms. Dressel terminates her employment within two years following a change-in-control (as defined in the agreement) or if Ms. Dressel’s employment is terminated by the Company without cause or by Ms. Dressel with good reason at any time from and after six months prior to the public announcement of a transaction that will result in a change-in-control. In such event, in addition to the continued benefits and payment of base salary described above (as well as the lapsing of any forfeiture provisions), the agreement provides that Ms. Dressel will receive an amount equal to two times any incentive payment she received during the year preceding her termination, and all of her stock awards will fully vest and any restrictions will lapse. In the event Ms. Dressel is terminated without cause, or she terminates for good reason, and within six months the Company publicly announces a change-in-control, upon closing of the change-in-control, the agreement provides that she will be entitled to receive the change-in-control payments set forth above, less any payments that she received as a termination payment.

Effective February 1, 2009, Ms. Dressel voluntarily agreed to an amendment to her employment agreement that provides that if the total payment and benefits to be received by her as a result of a termination of employment in connection with a change-in-control would be in an amount that would cause them to be a “parachute payment” within the meaning of Section 280G of the Code, such payments will be reduced so that the total amount of such payments and benefits is $1 less than the amount constituting a parachute payment.

The table below shows the maximum amounts that could be paid to Ms. Dressel under her agreements, and (i) is based on her salary at December 31, 2014; and (ii) assumes the triggering event was December 31, 2014.

	Termination/Change-in-Control Payments—Melanie J. Dressel
	Death	Disability	Voluntary Termination For Good Reason	Termination w/o Cause	Termination Due to CIC (1)	Retirement
Base Salary (2)	$—	$—	$1,400,000	$1,400,000	$1,400,000	$—
Targeted Incentive Bonus (3)	—	—	350,000	350,000	—	—
CIC Termination Payment (4)	—	—	—	—	700,000	—
Benefits Payable Under SERP (5)	—	294,688	250,485	294,688	294,688	250,485
Healthcare and Other Benefits (6)	—	—	18,792	18,792	19,233	—
401(k) Employer Contribution (6)	—	—	7,800	7,800	7,800	—
FMV of Accelerated Equity Vesting (7)	779,983	779,983	779,983	779,983	779,983	—
Total	$779,983	$1,074,671	$2,807,060	$2,851,263	$3,201,704	$250,485

(1)	In the event Ms. Dressel is terminated without cause, or she terminates for good reason, and within six months the Company publicly announces a change-in-control, upon closing of the change-in-control, she will be entitled to receive change-in-control payments, less any payments that she received as a termination payment.
(2)	Represents two times Ms. Dressel’s annual salary in the year of termination payable in equal monthly installments over two years following termination.
(3)	For voluntary termination for good reason and termination without cause, represents the prorated portion of any incentive payment earned during the year of termination payable in a lump sum.
(4)	For termination due to change-in-control, represents two times Ms. Dressel’s annual target incentive bonus for the calendar year immediately preceding the year when termination occurs payable in a lump sum.
(5)	Represents the maximum annual lifetime benefit payable and is subject to a 2% annual inflation adjustment. Benefits are payable monthly. For voluntary termination for good reason and retirement, amounts represent benefits reduced by the early commencement reduction factor of 5% payable because Ms. Dressel has reached the early retirement age. For termination due to change-in-control, amount represents full benefits because she has reached age 62 and for separation due to disability and termination without cause, represents full benefits. SERP benefits are generally subject to forfeiture upon breach of a three-year non-compete covenant.
(6)	Represents the value of continued employer-paid benefits for two years following termination.
(7)	Represents the fair market value of unvested equity awards based on the closing price of Columbia’s common stock on NASDAQ on December 31, 2014 of $27.61 per share. Performance Shares granted in 2014 are shown at stretch performance.

Change-in-control Agreements. Columbia Bank has entered into change-in-control agreements with Messrs. Stein, Lawson, McDonald and Robbins.

The agreements contain provisions, similar to those contained in the employment agreement for Ms. Dressel discussed above, that require payments in the event of termination of employment without cause or by the executive for good reason within 365 days following a change-in-control (as defined in the agreements) or termination of employment without cause prior to the change-in-control at any time from and after sixty days prior to the public announcement of a transaction that will result in a change-in-control, provided that the change-in-control occurs within eighteen months of the executive’s termination date. Under the agreements, the executives are entitled to (i) receive their base salary for terms of two years; (ii) accelerated vesting of options; and (iii) removal of restrictions on any restricted stock or other restricted securities, subject to Federal securities laws. These agreements also contain a covenant that the executive will not compete with or solicit employee, customer or business partner of Columbia or any of its subsidiaries for up to two years after the commencement of severance benefit payments, unless payments of such severance benefits are waived by the executive. The terms of the agreements are five years unless otherwise extended in writing.

Unit Plans. Columbia previously entered into Unit Plans with each of Mr. McDonald (three plans, one each in 2004, 2006 and 2007) and Mr. Stein (in 2008). The plans were provided primarily to supplement retirement benefits in lieu of a SERP. Each separate Unit Plan provides that the executive will begin receiving a monthly payment beginning the first month following the tenth anniversary of each plan, based on an annual aggregate payment of $25,000 per year for ten years. In the event the executive’s employment is terminated by the Company without cause, or he is terminated due to disability, executive will be entitled to receive a payment based on the prorated portion of his term of employment, payable in monthly payments following the tenth anniversary of each plan. If executive leaves the employment of Columbia prior to expiration during the respective ten-year period, the entire amount is forfeited. Once receiving the benefit, there is a non-competition clause restricting the executive from working for a competitor.

As noted above, in 2013, the Company entered into a SERP with Messrs. McDonald and Stein. Benefits under the Unit Plans were frozen at the then current levels. In the event any benefit payments due Messrs. McDonald or Stein pursuant to their respective SERP plans are to be made simultaneously with payment amounts due them pursuant to their respective Unit Plans, then any SERP benefit payments will be reduced by amounts to be paid out from their Unit Plans. The reduced SERP benefit payment will be determined by deducting the amount of the Unit Plan payments from the scheduled SERP benefit payments. Once the Unit Plan benefit payment periods expire, retirement benefit payments under the SERP plan will no longer be reduced.

The tables below show the maximum amounts that could be paid to Messrs. McDonald, Stein, Robbins and Lawson under their respective agreements, which are based on (i) the executive’s salary at December 31, 2014; and (ii) assumes the triggering event was December 31, 2014.

	Termination/Change-in-Control Payments—Clint E. Stein
	Death	Disability	Voluntary Termination For Good Reason	Termination w/o Cause	Termination Due to CIC	Retirement
Base Salary (1)	$—	$—	$—	$—	$640,000	$—
Benefits Payable under SERP (2)(3)	3,789,290	1,002,021	—	450,909	450,909	—
Group Term Life Insurance (4)	960,000	—	—	—	—	—
FMV of Accelerated Equity Vesting (5)	303,710	303,710	—	—	303,710	—
Total	$5,053,000	$1,305,731	$—	$450,909	$1,394,619	$—

	Termination/Change-in-Control Payments—David C. Lawson
	Death	Disability	Voluntary Termination For Good Reason	Termination w/o Cause	Termination Due to CIC	Retirement
Base Salary (1)	$—	$—	$—	$—	$470,000	$—
Benefits Payable under SERP (2)(3)	947,460	847,458	—	24,386	24,386	—
Group Term Life Insurance (4)	705,000	—	—	—	—	—
FMV of Accelerated Equity Vesting (5)	207,075	207,075	—	—	207,075	—
Total	$1,859,535	$1,054,533	$—	$24,386	$701,461	$—

	Termination/Change-in-Control Payments—Andrew L. McDonald
	Death	Disability	Voluntary Termination For Good Reason	Termination w/o Cause	Termination Due to CIC	Retirement
Base salary (1)	$—	$—	$—	$—	$576,000	$—
Benefits payable under SERP (2)(3)	2,391,960	1,604,130	43,811	43,811	43,811	43,811
Group Term Life Insurance (4)	864,000	—	—	—	—	—
FMV of accelerated equity Vesting (5)	328,559	328,559	—	—	328,559	—
Total	$3,584,519	$1,932,689	$43,811	$43,811	$948,370	$43,811

	Termination/Change-in-Control Payments—Hadley S. Robbins
	Death	Disability	Voluntary Termination For Good Reason	Termination w/o Cause	Termination Due to CIC	Retirement
Base salary (1)	$—	$—	$—	$—	$687,920	$—
Benefits payable under SERP (2)(3)	756,273	756,273	756,273	756,273	756,273	756,273
Group Term Life Insurance (4)	1,031,880	—	—	—	—	—
FMV of accelerated equity Vesting (5)	220,880	220,880	—	—	220,880	—
Total	$2,009,033	$977,153	$756,273	$756,273	$1,665,073	$756,273

(1)	The amount for Messrs. Stein, Lawson, McDonald and Robbins represents two times each Named Executive’s annual base salary payable in equal monthly installments for two years following the termination date.
(2)	For separation due to death, represents an amount payable under BOLI policies equal to ten times the SERP benefit that would be payable to the Named Executive upon reaching normal retirement age. For termination due to disability, the amounts shown for Messrs. Stein, McDonald and Robbins represent (i) a one-time lump-sum payment in the event of disability and (ii) the maximum amount payable based on the applicable percentage accelerated to 100% of the target benefit amount, paid out in a lump sum. The SERP benefit payable upon termination due to disability is subject to forfeiture upon breach of a three-year non-compete covenant.
(3)	The termination without cause amount for Mr. Stein represents (i) a one-time lump-sum payment in the event of termination without cause; and (ii) the maximum amount payable based on the applicable percentage as of the date of the separation from service, multiplied by the target benefit amount, paid out in a lump sum one year following his separation from service.

The amounts listed for termination events and retirement for Mr. McDonald represent an annual benefit amount determined by the applicable percentage of target benefit, subject to an early commencement reduction factor. This benefit is paid out on a monthly basis and is subject to a 2% cost of living increase each year.

The amounts listed for termination events for Mr. Lawson represent an annual benefit amount determined by the applicable percentage of target benefit, subject to an early commencement reduction factor. This benefit is paid out on a monthly basis and is subject to a 2% cost of living increase each year.

The amounts listed for termination events and retirement for Mr. Robbins represent a one-time lump sum payment.

These SERP benefits payable upon termination without cause are subject to forfeiture upon breach of the non-compete provision. In the event of termination other than for cause, benefits are paid in a lump sum if separation from service occurs prior to age 55, and as a life annuity after age 55.

(4)	Represents the amount equal to three times base salary as of the date of death that would be due to each Named Executive’s beneficiaries under a group term life insurance plan payable by the insurer.
(5)	Represents the fair market value of unvested equity awards based on the closing price of Columbia’s common stock on NASDAQ on December 31, 2014 of $27.61 per share. Includes Performance Shares granted in 2014 are shown at stretch performance.

Other Compensation Plans

Employee Stock Purchase Plan. We also maintain an Employee Stock Purchase Plan (the “ESPP”) that was adopted in 1995, and amended in 2000, 2006, 2009 and 2010. The ESPP allows eligible employees to purchase shares of Columbia common stock at 90% of the lower of the market price at either the beginning or the end of each six-month offering period by means of payroll deductions. At December 31, 2014, there were 541,744 shares available for purchase under the ESPP.

PROPOSAL NO. 2

AMENDMENT TO ARTICLES OF INCORPORATION

INCREASING AUTHORIZED SHARES

General

The Board has unanimously decided to present to the shareholders a proposal to amend Section 4.1 of the Company’s Amended and Restated Articles of Incorporation (“Articles”) to increase the number of authorized common shares, no par value, that Columbia is authorized to issue from 63,032,681 to 115,000,000 (the “Amendment”). The full text of the Amendment is set forth in Appendix A to this proxy statement. The Amendment will not affect the number of preferred stock authorized, which is 2,000,000 shares of preferred stock, no par value. There are currently 9,000 shares of preferred stock issued.

Purpose and Effect of Increasing the Number of Authorized Shares of Common Stock

The proposed Amendment would increase the number of shares of common stock that Columbia is authorized to issue from 63,032,681 to 115,000,000. The additional 51,967,319 shares would be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently issued and outstanding. The holders of Columbia’s common stock are not entitled to preemptive rights or cumulative voting.

As of March 9, 2015, there were approximately 5,370,000 shares of Columbia’s common stock available for future issuance. The Board believes that it is in the best interests of Columbia and its shareholders that additional common shares be authorized to provide flexibility to Columbia in responding to any corporate needs or opportunities that may arise, including the issuance of stock, from time to time, to fund growth, as compensation, or for use in potential acquisitions. Such additional stock, if authorized, could be issued only with the prior approval of the Board but generally no further action by the shareholders would be necessary. If authorization of such additional stock were deferred until a specific identified need existed, the time and expense required to obtain the necessary shareholder approval could prevent Columbia from responding to the need in a timely manner. We intend to solicit shareholder approval in connection with the issuance of additional common stock in the future to the extent required by applicable state law or NASDAQ rules. There are no immediate plans, arrangements, commitments or understandings with respect to the issuance of any of the additional shares of common stock that would be authorized by the proposed amendment.

Although the Company has no intent or plan to employ the additional unissued authorized shares as an anti-takeover device, it is possible that the Company could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by our stockholders. For example, authorized and unissued shares could (within the limits imposed by applicable law) be issued in one or more transactions that would discourage persons from attempting to gain control of the Company by diluting the voting power of shares then outstanding. Similarly, the issuance of additional shares to certain persons allied with the Company could have the effect of making it more difficult to remove the current Board by diluting the stock ownership or voting rights of persons seeking to cause such removal. Each of these, together with other anti-takeover provisions in our charter documents and provided by applicable state law, could potentially limit the opportunity for the Company’s stockholders to dispose of their stock at a premium.

The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device or to secure management’s positions within the Company.

Vote Required and Board Recommendation

The affirmative vote of a majority of those shares entitled to vote is required to amend the Articles. Brokers do not have discretion to cast a vote For the amendment to the Articles without your direction. Therefore, if your shares are in street name and you do not instruct your broker how to vote, your shares will not be voted. A broker “non-vote” has the same effect as a vote against.

The Board unanimously recommends a vote “FOR” the proposed amendment to the Amended and Restated Articles of Incorporation.

PROPOSAL NO. 3

ADVISORY (NON-BINDING) VOTE

ON EXECUTIVE COMPENSATION

At the 2011 Annual Meeting, shareholders voted on an advisory (non-binding) vote on the frequency of a shareholder vote on named executive officer compensation. As recommended by the Board, the shareholders approved that an advisory (non-binding) vote to approve named executive officer compensation should occur on an annual basis, and that frequency was subsequently approved by the Board. Accordingly, we will include a non-binding advisory vote on named executive compensation in our proxy materials on an annual basis until the next vote on the frequency of such advisory votes, which will occur no later than our 2017 annual meeting. In accordance with the vote of the shareholders and the Board, we are providing you the opportunity, as a shareholder, to endorse or not endorse our executive pay program through the following non-binding resolution:

“RESOLVED, that the shareholders approve the compensation of named executive officers as described in the Compensation Discussion & Analysis and the tabular disclosures regarding Named Executive compensation (together with the accompanying narrative disclosures) in this proxy statement.”

We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. Columbia’s compensation program is guided by the philosophy that total executive compensation should vary based on achievement of both individual and corporate goals and objectives, and should be focused on long-term strategies to build shareholder value. We invite you to consider the details of our executive compensation provided under “Executive Compensation—Compensation Discussion & Analysis” in this proxy statement. That section provides you with information about the structure of our executive compensation and the objectives that our compensation program is intended to achieve.

The compensation of our executives for 2014 is closely aligned with 2014 shareholder returns and Company financial performance. Columbia had strong financial results including significant increases in net income and shareholder return, and we successfully completed the closing of our acquisition of Intermountain Community Bancorp. The compensation of our executives increased along with our strong performance and Columbia’s growth.

Because your vote is advisory, it will not be binding upon the Board. However, the Personnel and Compensation Committee values the opinions that our shareholders express in their votes, and will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required and Board Recommendation

The proposal on the advisory (non-binding) vote to approve executive compensation requires the affirmative vote FOR of a majority of the shares present and voting on this matter.

The Board unanimously recommends a vote “FOR” approval of the compensation of executive officers as described in the Compensation Discussion and Analysis and the tabular disclosures regarding named executive compensation (together with the accompanying narrative disclosures) in this proxy statement.

MANAGEMENT

The following table sets forth information with respect to the executive officers during 2014 who are not directors or nominees for director of Columbia, including employment history for the last five years. All executive officers are elected annually and serve at the discretion of the Board.

Name	Age	Position	Has Served as an Executive Officer of the Company since
Kumi Y. Baruffi (1)	44	Executive Vice President/General Counsel	2014
David C. Lawson (2)	56	Executive Vice President/Chief Human Resources Officer	2013
Andrew L. McDonald (3)	56	Executive Vice President/Chief Credit Officer	2004
Hadley S. Robbins (4)	58	Executive Vice President/Chief Operating Officer	2014
Clint E. Stein (5)	43	Executive Vice President and Chief Financial Officer	2012

(1)	Ms. Baruffi joined Columbia Bank as an Executive Vice President and its first General Counsel in September 2014. Prior to joining Columbia Bank, Ms. Baruffi was a partner and member of the board of directors of Graham & Dunn, PC, a business law firm based in Seattle. As a member of the firm’s financial institutions team, Ms. Baruffi practiced for 19 years in the areas of bank mergers and acquisitions, corporate governance and regulatory compliance.
(2)	Mr. Lawson joined Columbia Bank as an Executive Vice President and Director of Human Resources in July 2013. He became the Chief Human Resources Officer in October 2014. Mr. Lawson has over 30 years of human resources experience, and prior to joining Columbia Bank, he spent 11 years with Franciscan Health System. As the human resources department’s senior vice president at Franciscan Health Systems, Mr. Lawson oversaw more than six hospitals and a network of clinics and physicians in Pierce, King and Kitsap Counties with over 11,000 employees.
(3)	Mr. McDonald joined Columbia Bank as an Executive Vice President and Chief Credit Officer in June 2004. Prior to joining Columbia Bank, Mr. McDonald was a Senior Vice President and Team Leader at U S Bank. Mr. McDonald’s experience in banking spans over 20 years and includes senior credit officer positions with US Bank and West One Bank, as well as managing US Bank’s Media & Telecommunications group and South Puget Sound Commercial Banking group. Mr. McDonald previously held lending positions with Mellon Bank and Security Pacific.
(4)	Mr. Robbins was appointed Executive Vice President and Chief Operating Officer of Columbia Bank in March 2014. He joined Columbia Bank as Senior Vice President and Oregon Group Manager in April 2013, when Columbia acquired West Coast Bancorp, where Mr. Robbins had served as Executive Vice President and Chief Credit Officer since 2007. Mr. Robbins has over 26 years of industry experience and has held executive positions with Wells Fargo Bank and community banks in the Pacific Northwest.
(5)	Mr. Stein was appointed Executive Vice President and Chief Financial Officer of Columbia and Columbia Bank in August 2012. In May 2012, he was appointed as the acting Chief Financial Officer following the retirement of the former Chief Financial Officer. Mr. Stein joined Columbia in December 2005, when he assumed the role of Senior Vice President and Chief Accounting Officer. He is a Certified Public Accountant and has over 20 years of banking, finance and accounting experience

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees charged to Columbia by Deloitte, for audit services rendered in connection with the audited consolidated financial statements and reports for the 2014 and 2013 fiscal years and for other services rendered during the 2014 and 2013 fiscal years.

Fee Category	Fiscal 2014	% of Total	Fiscal 2013	% of Total

Audit Fees	$1,526,223	94.6%	$1,612,147	97.4%

Audit-Related Fees	0	0%	0	0%

Tax Fees	82,382	5.1%	39,581	2.4%

All Other Fees	4,161	0.3%	3,935	0.2%

Total Fees	$1,612,766	100%	$1,655,663	100%

Audit Fees. Consists of fees billed to Columbia for professional services rendered by Deloitte in connection with the audit of our financial statements included in Columbia’s Form 10-K, review of financial statements included in Columbia’s Form 10-Q’s, or services to Columbia in connection with statutory or regulatory filings or engagements, including comfort letters and consents.

Audit-Related Fees. Consists of acquisition audits and due diligence on mergers and acquisitions.

Tax Fees. Consists of tax compliance, tax advice, and tax consulting services.

All Other Fees. Consists of accounting research subscriptions.

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement Sarbanes-Oxley, as well as the American Institute of Certified Public Accountants.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The services performed by Deloitte in 2014 and 2013 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy is reviewed annually and describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that Deloitte may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) expected to be performed by Deloitte in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.

Services provided by Deloitte during the following year that are included in the Service List were pre-approved following the policies and procedures of the Audit Committee.

Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from Deloitte when time is of the essence.

The Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board makes the following report, which notwithstanding anything to the contrary set forth in any of Columbia’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Audit Committee consists of the directors listed below. The Board has determined that the membership of the Audit Committee meets the independence requirements as defined under the NASDAQ listing standards.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for auditing the Company’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles and annually auditing the Company’s internal control over financial reporting. The Audit Committee is responsible for overseeing Columbia’s financial reporting processes on behalf of the Board. With respect to fiscal year 2014 the Audit Committee has:

(1)	reviewed and discussed the audited financial statements with management, and management represented to the Audit Committee that Columbia’s consolidated financial statements were prepared in accordance with generally accepted accounting principles;

(2)	discussed with Deloitte the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

(3)	received from Deloitte the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte that firm’s independence;

(4)	discussed with Columbia’s internal and independent accountants the overall scope and plans for their respective audits; and

(5)	met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of Columbia’s internal controls, and the overall quality of Columbia’s financial reporting.

The members of the Audit Committee are not full-time employees of the Company and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Committee necessarily rely on the information provided to them by management and the independent accountants. Accordingly, the Audit Committee’s considerations and discussions referred to above do not assure that the audits of the Company’s financial statements and internal control over financial reporting have been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Based on the review and discussions referred to in items (1) through (5) above, the Audit Committee has recommended to the Board that the audited financial statements be included in Columbia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

Audit Committee Members

John P. Folsom, Chairman

David A. Dietzler

Ford Elsaesser

Thomas M. Hulbert

S. Mae Fujita Numata

Daniel C. Regis

PROPOSAL NO. 4

ADVISORY (NON-BINDING) VOTE ON APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Deloitte currently serves as our independent registered public accounting firm, and that firm conducted the audits of our financial statements since the fiscal year ended December 31, 1997. The Audit Committee anticipates appointing Deloitte to serve as the Company’s independent registered public accounting firm to conduct an audit of the financial statements for fiscal year 2015.

Appointment of the Company’s independent registered public accounting firm is not required to be submitted to a vote of our shareholders for approval or ratification. However, upon the recommendation of the Audit Committee, the Board has determined to submit the selection of auditors to our shareholders for an advisory (non-binding) vote. In the event our shareholders do not vote for the appointment, the Audit Committee may reconsider whether to retain Deloitte, and may retain Deloitte or another firm without re-submitting the matter to our shareholders. Even if the appointment is approved, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and its shareholders’ best interest.

Representatives of Deloitte are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

The Board unanimously recommends that you vote “FOR” the appointment of Deloitte to serve as the Company’s independent registered public accounting firm for the fiscal year ending December  31, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to send reports of their ownership of our stock to the SEC. We believe that all Section 16(a) filing requirements that apply to our directors and executive officers were complied with for the fiscal year ended December 31, 2014. In making this disclosure we have relied solely on written representations of our directors and executive officers, and copies of the reports that they have filed with the SEC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions between Columbia or its affiliates and related persons (including directors and executive officers of Columbia and Columbia Bank, or their immediate family) must generally be approved by the Audit Committee, in accordance with the policies and procedures set forth in the Related Persons Transactions Policy adopted by the Board. Under the Related Persons Transaction Policy, a transaction between a “related person” will be consummated only if the Audit Committee, or a majority of the disinterested independent members of the Board, approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

During 2014, certain directors and executive officers of Columbia and Columbia Bank, and their immediate family members, were customers of Columbia Bank, and it is anticipated that such individuals will continue to be customers of Columbia Bank in the future. All transactions between Columbia Bank and its executive officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Company, and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

Columbia’s Annual Report and Form 10-K for the year ended December 31, 2014 (which is not a part of Columbia’s proxy soliciting materials) is being mailed to Columbia’s shareholders with this proxy statement. Additional copies of the Annual Report and Form 10-K will be furnished to shareholders upon request to:

JoAnne Coy

VP, Corporate Communications

P. O. Box 2156, MS 8300

Tacoma, WA 98401-2156

Fax: (253) 272-2601

Delivery of Documents to Shareholders Sharing an Address

In some cases, only one copy of this proxy statement is being delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement to a shareholder at a shared address to which a single copy of the document was delivered. To request a separate delivery of these materials now or in the future, a shareholder may submit a written or oral request to the Corporate Secretary at the address and number written above. Additionally, any shareholders who are presently sharing an address and receiving multiple copies of either the proxy statement or the Annual Report and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above.

WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY CARD, OR TO VOTE VIA THE INTERNET OR TELEPHONE ACCORDING TO THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD, AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

Appendix A

ARTICLES OF AMENDMENT

OF

COLUMBIA BANKING SYSTEM, INC.

THESE ARTICLES OF AMENDMENT of the Amended and Restated Articles of Incorporation of Columbia Banking System, Inc., a Washington corporation, are executed and delivered for filing in accordance with the provisions of Section 23B.10.060 of the Washington Business Corporation Act:

1.	The name of the Corporation is Columbia Banking System, Inc.

2.	Section 4.1 of the Amended and Restated Articles of Incorporation of the corporation is hereby amended in its entirety to read as follows:

Section 4.1 The aggregate number of shares that the corporation shall have authority to issue is 115,000,000 common shares with no par value (hereinafter referred to as “the common stock”) and 2,000,000 preferred shares with no par value (hereinafter referred to as “the preferred stock”). The preferred stock is senior to the common stock, and the common stock is subject to the rights and preferences of the preferred stock as provided in the following section.

3.	The above amendment was adopted by the Board of Directors of the corporation on February 25, 2015.

4.	Shareholder approval of the above amendment was required, and the above amendment was duly approved by the shareholders of the corporation on April 22, 2015, in accordance with Section 23B.10.030 and Section 23B.10.040 of the Washington Business Corporation Act.

DATED and effective this     day of April, 2015.

COLUMBIA BANKING SYSTEM, INC.

By
Melanie J. Dressel
President and Chief Executive Officer

A-1

Appendix B

Non-GAAP Financial Measures

The Company considers its noninterest expense before acquisition, OREO and FDIC clawback liability expenses and its ratio to average assets to be important measurements as they more closely reflect the ongoing operating leverage of the Company. Despite the importance of these measures to the Company, there are no standardized definitions for them and, as a result, the Company’s calculations may not be comparable with other organizations. Also, there may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.

The following tables reconcile the Company’s calculation of the noninterest expense before acquisition, OREO and FDIC clawback liability expenses and its ratio to average assets:

	Twelve Months Ended December 31,
	2014	2013
Noninterest expense (numerator A)	$239,286	$230,886

Adjustments to arrive at noninterest expense before acquisition, OREO and FDIC clawback liability expenses:
Acquisition-related expenses	(9,432)	(25,488)
Net benefit of operation of OREO	1,045	7,401
FDIC clawback liability expense	(294)	(278)

Noninterest expense before acquisition, OREO and FDIC clawback liability expenses (numerator B)	$230,605	$212,521

Average assets (denominator)	$7,468,091	$6,558,517
Noninterest expense to average assets (numerator A / denominator)	3.20%	3.52%
Noninterest expense before acquisition, OREO and FDIC clawback liability expenses to average assets (numerator B / denominator)	3.09%	3.24%

B-1

Columbia Banking System, Inc c/o Broadridge PO Box 1342 Brentwood, NY 11717

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		For	Against	Abstain
1a.	David A. Dietzler		☐	☐	☐
1b.	Melanie J. Dressel		☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain
1c.	Craig D. Eerkes		☐	☐	☐	2.	To approve the amendment to Columbia’s Amended and Restated Articles of Incorporation increasing the number of common shares no par value, authorized for issuance from 63,032,681 to 115,000,000.	☐	☐	☐
1d.	Ford Elsaesser		☐	☐	☐
1e. 1f.	Mark A. Finkelstein John P. Folsom		☐ ☐	☐ ☐	☐ ☐	3.	To vote on an advisory (non-binding) resolution to approve the compensation of Columbia’s executive officers.	☐	☐	☐
						4.	To vote on an advisory (non-binding) resolution to appoint Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending 2015.	☐	☐	☐
1g.	Thomas M. Hulbert		☐	☐	☐
1h.	Michelle M. Lantow		☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
1i.	Mae Fujita Numata		☐	☐	☐
1j.	Elizabeth Seaton		☐	☐	☐
1k.	William T. Weyerhaeuser		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or a partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

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COLUMBIA BANKING SYSTEM, INC. Annual Meeting of Shareholders April 22, 2015 1:00 PM This proxy is solicited by the Board of Directors
The undersigned shareholder of COLUMBIA BANKING SYSTEM, INC. (“Columbia”) hereby nominates, constitutes and appoints Melanie J. Dressel and William T. Weyerhaeuser, and each of them (with full power to act alone), the true and lawful attorneys and proxies, each with full power of substitution, for me and in my name, place and stead, to act and to vote all of the common stock of Columbia standing in my name and on its books on March 9, 2015, at the Annual Meeting of Shareholders to be held at the William W. Philip Hall at the University of Washington Tacoma, 1918 Pacific Avenue, Tacoma, Washington, 98402, on April 22, 2015, at 1:00 PM, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, as shown on the reverse side.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders for the April 22, 2015 Annual Meeting, and the accompanying documents forwarded therewith, and ratifies all lawful action taken by the above-named attorneys and proxies.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES LISTED AND “FOR” PROPOSALS 2, 3 and 4.

Continued and to be signed on reverse side